UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ALLISON TRANSMISSION HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
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The Propulsion Solution Provider of Choice

Notice of 2024 Annual Meeting and Proxy Statement

Letter from our Chair, President and Chief Executive Officer

Dear Fellow Stockholder:
I am pleased to present the 2024 Allison Transmission Holdings, Inc., or Allison, proxy statement, which contains information about Allison’s strategic direction, corporate responsibility and sustainability efforts, executive compensation, governance and Board of Directors’ composition. It is my pleasure, along with our Board of Directors, or Board, to invite you to the 2024 annual meeting of stockholders, or the Annual Meeting, of Allison. This year’s Annual Meeting will be held on Wednesday, May 8, 2024 at 10:00 a.m. Eastern Time in a virtual format only, via live webcast at www.virtualshareholdermeeting.com/ALSN2024. There will not be a physical location for our Annual Meeting, and you will not be able to attend the meeting in person.
You will find information regarding the business to be conducted at the Annual Meeting in the attached Notice of 2024 Annual Meeting of Stockholders and Proxy Statement, including information you should consider when you vote your shares. We are sending substantially all of our stockholders a Notice of Internet Availability of Proxy Materials, our 2023 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes our impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.
Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of the ten director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
(3)	“FOR” the approval of the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan; and
(4)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
Allison achieved record revenues of $3 billion in 2023 led by robust demand in our North America On-Highway end market, which was up 13 percent year-over-year, driven by strength in demand for Class 8 vocational and medium-duty trucks and record revenues in our Service Parts, Support Equipment and Other end market, which was up 18 percent year-over-year, driven by aging fleets and increased demand for Allison genuine service parts. We also continued to invest in product development and innovations across our product portfolio to advance the next generation of commercial duty vehicle propulsion technologies that will improve fuel efficiency and facilitate the transition to zero emissions. Finally, we returned capital to our stockholders in 2023 by increasing our quarterly dividend for the fourth consecutive year and repurchasing $263 million of our shares of common stock, representing nearly 6 percent of our shares of common stock outstanding as of December 31, 2022.
I appreciate your continued interest in and support of our Company and look forward to speaking to you at the Annual Meeting.
Sincerely,

David S. Graziosi
Chair, President and Chief Executive Officer

Notice of 2024 Annual Meeting of Stockholders

Wednesday, May 8, 2024
10:00 a.m. Eastern Time
To be held virtually at www.virtualshareholdermeeting.com/ALSN2024
Record Date
March 11, 2024
Items of Business
(1)	To elect ten directors to serve until the 2025 annual meeting of stockholders;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
(3)	To approve the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan;
(4)	An advisory non-binding vote to approve the compensation paid to our named executive officers; and
(5)	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of each of the ten director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
(3)	“FOR” the approval of the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan; and
(4)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
Admission
In order to attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/ALSN2024 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction form. Online access to the Annual Meeting will begin at 9:45 a.m. Eastern Time on May 8, 2024 to allow time to log-in and test your device’s audio system. We encourage you to access the Annual Meeting in advance of the designated start time.
Voting
Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning the accompanying proxy card or voting instruction form, will save the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares online during the live webcast of the Annual Meeting, as your proxy is revocable at your option.
On or about Friday, March 29, 2024, we will mail to our stockholders either (1) a copy of this proxy statement, a proxy card and our 2023 Annual Report to Stockholders, or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials and vote via the Internet.
The Notice of Internet Availability of Proxy Materials, proxy statement, form of proxy card and our 2023 Annual Report to Stockholders are available at www.proxyvote.com.
The accompanying proxy statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.
By order of the Board of Directors

Eric C. Scroggins
Vice President, General Counsel & Secretary

Allison Transmission Holdings, Inc.
One Allison Way
Indianapolis, Indiana 46222
This proxy statement is being provided to stockholders on or about March 29, 2024 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2024 annual meeting of stockholders, or the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2024 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Eastern Time on Wednesday, May 8, 2024 via live webcast at www.virtualshareholdermeeting.com/ALSN2024.

Corporate Governance

Corporate Governance Approach and Highlights
Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, or Bylaws and our Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, our Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website at ir.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. Our Board regularly reviews corporate governance developments and updates its Corporate Governance Guidelines, committee charters and key practices as warranted.
Governance Principles	Corporate Governance Practice
Accountability to Stockholders	✓ Our ordinary shares are our only class of stock, with one vote per share
✓ All of our directors are elected for one-year terms and can be removed without cause by the affirmative vote of the holders of a majority of the outstanding shares
✓ Our directors are elected if the number of votes cast for the director’s election exceed the number of votes cast against such director’s election
Independent Oversight	✓ Nine of our ten current directors qualify as independent directors under the independence requirements of the New York Stock Exchange, or NYSE
✓ All standing Board committees are composed entirely of independent directors
✓ Our Board designates a lead independent director (“Lead Independent Director”)
✓ Our independent directors regularly meet in executive sessions

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Governance Principles	Corporate Governance Practice
Appropriate Board Composition	✓ Our Board and Nominating and Corporate Governance Committee annually assess the attributes, experience and diversity of our directors, providing us with a diverse range of perspectives
✓ 56% of our independent directors have been appointed within the last two years, each adding a fresh perspective and unique experience and expertise to the Board
✓ Independent directors may not stand for re-election after their 75th birthdays, absent unanimous Board approval based on the director’s contributions and expertise
✓ 30% of our Board members are either gender and/or racially/ethnically diverse
✓ 3 of our 4 key Board committees are chaired by directors who are either gender and/or racially/ethnically diverse
Risk Mitigation and Alignment of Interests	✓ We have robust share ownership guidelines for executive officers
✓ We have adopted a clawback policy applicable to cash and equity incentive-based compensation that complies with SEC and NYSE requirements
✓ The Allison Insider Trading Policy expressly prohibits both directors and executive officers from engaging in any pledging or hedging involving our common stock
Stockholder Rights
✓ Our Bylaws provide for proxy access for director nominees (stockholders holding at least 3% of our outstanding common stock continuously for three years may nominate directors so long as the directors nominated via proxy access do not exceed 25% of the number of directors then serving)

✓ No stockholder rights plan (commonly known as a “poison pill”)
Board Leadership Structure
Our Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant. At present, David S. Graziosi, our President and Chief Executive Officer, or CEO, serves as Chair of the Board. Because Mr. Graziosi is not independent, our Board has designated Richard P. Lavin to serve as our Lead Independent Director. In such position, the Lead Independent Director serves as chair of executive sessions of the independent directors, calls meetings of the independent directors and communicates the results of such meetings to the Chair of the Board, facilitates communication and serves as a liaison between the independent directors and the Chair of the Board and between the independent directors and management, reviews and approves, in connection with the Chair of the Board, all agendas for meetings of the Board and communicates with major stockholders upon request. Our Board believes that Mr. Graziosi filling the role of Chair of the Board, while also having a Lead Independent Director with the powers and responsibilities outlined above, is an appropriate and efficient leadership structure.
Board Role in Risk Oversight
While risk management is primarily the responsibility of our management, our Board provides overall risk oversight, focusing on the most significant risks facing us. Our Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board executes its oversight responsibility for risk management directly and through its committees. In addition, our Lead Independent Director aids in the independent oversight of management.
The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, oversight of cybersecurity risks, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Executive Director, Global Finance and Tax Reporting coordinates our enterprise risk management process, and the Audit Committee and full Board receive regular reports regarding our enterprise risk

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management process. The Compensation Committee is tasked with overseeing our compensation-related risk assessment. See “Executive Compensation—Compensation-Related Risk Assessment” below. Our Board’s other committees oversee risks associated with their respective areas of responsibility.
The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by United States and foreign government regulators, risks associated with our business plan, strategy and capital structure, risks related to the competitive market in which we operate, and risks related to interruption of our business due to natural disasters, power outages, labor strikes and public health crises such as pandemics and epidemics or the like. In addition, our Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, our Board is routinely informed of developments that could affect our risk profile or other aspects of our business.
Director Independence
Our Board’s Corporate Governance Guidelines, which are available on our website as described above, require that our Board be comprised of a majority of directors who qualify as independent directors under the NYSE Listed Company Manual, or the NYSE Manual. Our Board has determined that each of our non-employee directors, Judy L. Altmaier, D. Scott Barbour, Philip J. Christman, David C. Everitt, Carolann I. Haznedar, Richard P. Lavin, Sasha Ostojic, Gustave F. Perna, and Krishna Shivram, are independent under the NYSE Manual. Our Board has determined that director David S. Graziosi, who is currently our employee, is not independent.
Majority Vote Standard for Election of Directors
Our Bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” Under our Corporate Governance Guidelines, any director who fails to be elected must tender his or her unconditional resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”
Nominations for Directors
The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders using the same criteria to evaluate candidates received from other sources. See “—Board Diversity and Refreshment” below. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the Nominating and Corporate Governance Committee. Any recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election at an annual meeting, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, or to include a director nominee in our proxy statement, must comply with the advance notice requirements or the proxy access requirements set forth in our Bylaws and provide the information required by our Bylaws regarding the nominee, the stockholder of record and the beneficial owner, if any. See “Stockholder Proposals at 2025 Annual Meeting” for more information on these procedures.
Board Diversity and Refreshment
Our Nominating and Corporate Governance Committee annually performs an assessment of the skills and the experience needed to provide robust independent oversight of management. Our Board recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives.

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Our Board considers diversity in the context of the Board as a whole and takes into account the gender, race/ethnicity, age, experience, including financial expertise and educational and professional background of each current and prospective director. Our Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.
Director Qualifications. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of our operations; practical and mature business judgment, including the ability to make independent analytical inquiries; ownership of our stock; and gender and racial/ethnic diversity. The Nominating and Corporate Governance Committee and our Board evaluate each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

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The following chart highlights the specific skills, knowledge and experience of each of our current directors who are nominated for reelection at the Annual Meeting. A lack of a mark does not mean the director nominee does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which our Board relies most heavily. Each director nominee’s biography describes these qualifications and relevant experience in more detail.
	Altmaier	Barbour	Christman	Everitt	Graziosi	Haznedar	Lavin	Ostojic	Perna	Shivram
Accounting and Financial	✓				✓		✓			✓
Automotive/Trucking Industry	✓		✓		✓	✓	✓	✓
Business Strategy/M&A	✓	✓	✓		✓	✓	✓	✓	✓	✓
Charitable/Non-Profit	✓			✓		✓
Energy				✓	✓			✓		✓
Government, Contracting and Defense						✓	✓		✓
Human Resources	✓			✓	✓	✓	✓		✓	✓
Information Technology/ Cybersecurity				✓	✓	✓		✓	✓
International	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Manufacturing	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Operations/Supply Chain/Logistics	✓	✓	✓	✓	✓	✓	✓		✓	✓
Public Company and Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
R&D/Product Development	✓	✓	✓	✓		✓	✓	✓	✓
Regulatory			✓		✓				✓
Sales and Marketing	✓	✓		✓		✓	✓			✓
Commitment to Board Diversity and Diverse Candidates in Board Refreshment. Our Board is committed to actively seeking qualified candidates who reflect diverse backgrounds, including diversity of gender and race/ethnicity. To reflect the commitment of the Board and Nominating and Corporate Governance Committee to ensuring diversity on the Board, we have updated our Corporate Governance Guidelines to include a commitment to include in the candidate interview slate for each new and vacant Board seat one or more candidates who reflect diverse backgrounds, including diversity of gender, race/ethnicity and/or members of the LGBTQ+ community.
The Nominating and Corporate Governance Committee has retained an internationally recognized executive search firm to ensure that any candidate slate for new or vacant Board seats includes the appropriate diversity as part of its ongoing process of Board refreshment.
In August 2022, the Nominating and Corporate Governance Committee recommended, and the Board approved and appointed four new directors to the Board, including one director who added racial/ethnic diversity to the Board.
In addition, the chair of our Audit Committee is ethnically diverse and the chairs of our Compensation Committee and our Finance Committee are female, further demonstrating our Board’s commitment to diversity.

2024 PROXY STATEMENT	[5]

Board Diversity Matrix
The following table summarizes certain self-identified characteristics of our ten directors who are standing for reelection at the Annual Meeting.
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
Asian(1)		1
White	2	6
Did Not Disclose Demographic Background		1
(1)
Asian is defined to include a person having origins in any of the original peoples of the Far East, Southeast Asia, or the Indian subcontinent, including, for example, Cambodia, China, India, Japan, Korea, Malaysia, Pakistan, the Philippine Islands, Thailand and Vietnam.

Balanced Diversity of Tenure. The Nominating and Corporate Governance Committee also considers Board tenure when evaluating the effectiveness and composition of the Board. Instead of applying term limits, the Nominating and Corporate Governance Committee conducts an annual evaluation of the effectiveness of each director including his or her primary occupation and whether he or she has the requisite time to commit to serve on the Board.
As a result of its rigorous process, the Board’s current average director tenure is approximately 4.5 years, which is well below the average director tenure in 2023 for the companies in the S&P 500 Index. More importantly, the Nominating and Corporate Governance Committee believes that the Board’s tenure distribution, as reflected in the chart below, provides an appropriate balance of fresh perspective and institutional knowledge that informs the discussions and decisions of the Board as well as its key committees.
Tenure Diversity Matrix

Director Availability including Service on Other Public Company Boards. The Nominating and Corporate Governance Committee also considers each director’s service on other boards, both public and private. We also have a policy, included in our Corporate Governance Guidelines, that limits non-executive directors from serving on more than five total public company boards and directors who are employees of the Company from serving on more than two total public company boards.
Directors are required to notify the chair of the Nominating and Corporate Governance Committee before being elected or appointed to any public company board on which they did not serve when appointed to our Board. As part of its assessment, the Nominating and Corporate Governance Committee also confirms that each director’s service on other boards and/or committees is consistent with the Allison Code of Business Conduct and our other conflict of interest policies.

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Our Corporate Governance Guidelines also require each director, including any director who is currently an officer or employee of the Company, who resigns or materially changes his or her position with his or her employer or who becomes aware of circumstances that may adversely reflect upon the director or the Company, to notify the Nominating and Corporate Governance Committee of such circumstances.
Stockholder Communication with our Board
Our Board has implemented a process whereby our stockholders and all interested parties may send communications to our Board’s attention. Any stockholder or interested party desiring to communicate with our Board, or one or more specified members thereof, should communicate (i) in writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at (317) 242-4425. Our Board has instructed our Secretary to promptly forward all such communications to the specified addressees thereof. With respect to correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

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Our Commitment to Environmental, Social and Governance Responsibility

Our Vision
We believe that sound corporate citizenship and attention to governance and environmental principles are essential to our success and creating long-term value for our stockholders. We are committed to operating with integrity, contributing to the local communities in which we live and work, promoting inclusion and diversity, developing our employees, and focusing on being thoughtful environmental stewards.
Board Oversight and Implementation
The Nominating and Corporate Governance Committee is responsible for overseeing our positions on, and policies with respect to, our environmental, social and governance, or ESG, efforts. To support the Nominating and Corporate Governance Committee’s responsibility, we have established an internal ESG working group to oversee Allison’s policies, initiatives and reporting relative to ESG. This working group is a cross-functional team from various areas of the Company, including legal and compliance, enterprise risk management, investor relations, purchasing, product engineering, marketing, sales and service, human resources, and operations. The working group’s activities are coordinated by the Director, Sustainability and ESG Strategy, who reports directly to the General Counsel.
Our annual Environmental, Social and Governance Reports are available on our website at https://www.allisontransmission.com/company/corporate-responsibility. Below are some of the ways in which we demonstrated our commitment to the environment, our employees and communities and responsible governance in 2023.
Environmental
Our propulsion solutions, including fully automatic transmissions, electric hybrid propulsion solutions and fully electric propulsion solutions, enable users to reduce their impact on the environment compared to alternative technologies through increased fuel efficiency and lower emissions. Our products are also compatible with vehicles and applications that utilize clean burning alternative fuels, such as compressed and liquefied natural gas.
In addition, our Global Environmental Policy consists of three critical elements:
•	Adherence to the Law—This is paramount to how we do business. We seek to meet or exceed environmental standards and promote transparency in all of our activities.
•	Pollution Prevention—We work actively with local communities, government agencies and environmental experts to develop cohesive anti-pollution programs for our facilities.
•	Continuous Improvement—Whether it relates to our products, our manufacturing practices, or our environmental practices, we seek improvement in everything we do.
During 2023 we continued to invest in developing new technologies to improve the fuel efficiency and emissions savings of our existing products, as well as in electric hybrid and fully electric propulsion solutions. Examples include:
•
eGen PowerTM Portfolio. In 2023, we introduced the eGen Power 85S. The eGen Power 85S was specifically developed to address the needs of midi bus and small truck applications requiring a lower 8.5T gross axle weight rating (GAWR), with a narrower track width and new stamped axle housing, as compared to existing eGen Power models. Throughout the year, interest in our eGen Power family continued to gain momentum and supported our global market growth. We announced partnerships with several original equipment manufacturers, or OEMs, including Anadolu Isuzu and Emergency One, to integrate the e-Axles into their vehicles.

•
eGen ForceTM. We combined our decades of experience in both defense vehicles and electric hybrid propulsion solutions to continue to develop the innovative eGen ForceTM electric hybrid system during 2023, which is designed to meet requirements across a broad spectrum of tracked defense applications, including the heavy infantry fighting vehicle and future main battle tank markets.

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The eGen ForceTM meets the requirements for the U.S. Army’s engineering and manufacturing development phase of the XM30 program and has been selected as the propulsion solution for the American Rheinmetall Lynx vehicle. The eGen Force is more than a transmission — it is a power distribution system featuring an electric motor and inverter for on-board vehicle power and parallel hybrid operation. This enables engine-off mobility to reduce enemy detection — both acoustic and thermal — ideally to increase soldier survivability.
We utilize ISO 14001 processes and procedures to manage our environmental management system. Every year since 2009, we have achieved “landfill-free” certification at our global headquarters and manufacturing operations in Indianapolis and have updated our facilities with more energy-efficient equipment. In addition, we have also implemented programs to reduce energy and water usage at our Lewisburg, Tennessee, Szentgotthárd, Hungary and Chennai, India manufacturing facilities.
Social
Our People. At Allison, we believe in the power of our people, our processes and our products. Our people continue to be one of the most critical components in our continued success, the delivery of our values and the execution of our growth initiatives. We recognize the power of different thought, accept and respect each individual and strive to create an inclusive workplace where everyone can reach their full potential, driving innovation and business results. We are committed to hiring, advancing and representing all of our workforce, and creating a diverse, equitable and inclusive organization starting at the top. In support of this commitment, we have an Inclusion & Diversity Executive Council that is chaired by our Chief Executive Officer and Chair and includes eight executive members, which exists to provide leadership advice, analyze progress of our inclusion and diversity strategy and ensure alignment with our business strategy. Throughout the recent years, our inclusion and diversity initiatives include providing unconscious bias training, continuing to increase our focus on non-traditional recruiting sources such as veterans, people with disabilities, diverse professional organizations, high schools, Historically Black Colleges and Universities and predominantly Hispanic organizations and continuing our virtual mentoring program to connect team members from different offices, departments and backgrounds. We also have a robust Employee Resource Group Program focused on multicultural and LGBTQ+, emerging professionals and veterans which powers our efforts to foster an inclusive workplace by positively impacting the attraction, retention and development of our workforce.
Our overriding priority is to protect the health and safety of each employee. As part of our health and safety programs, Allison is certified in ISO 45001, Occupational Health and Safety Management Systems. ISO 45001 is the only internationally recognized Safety Management System. Employees participate in training focused on health and safety and metrics are reviewed regularly, including the number of injury incidents that occur and those incidents that result in lost work days. For 2023, we achieved an overall recordable rate of 1.64 at our global locations, meaning that for every 100 employees, 1.64 employees incurred an injury that resulted in recordable medical treatment and the number of lost work days was 0.63 at our global locations, meaning that for every 100 employees, 0.63 individuals experienced an incident that resulted in days away from work.
Our Communities. We are committed to improving the quality of life in the communities where we operate. We focus our core philanthropic efforts on giving back to local communities, advancing education, particularly in the areas of science, technology, engineering and math, promoting equality of opportunities and supporting natural disaster relief efforts. Our philanthropic efforts include raising money and collecting items for a charitable cause. In 2023, we launched Cares, a new corporate social responsibility program that facilitates the connection between our employees and non-profit organizations through volunteering and employee donation matching. We supported over 50 community, professional and educational organizations in our communities with financial contributions, donations or sponsorships. In addition to our corporate giving, our employees volunteered over 5,000 hours of their time and expertise and contributed financial resources to give back to their communities. Some of the ways our employees impacted their communities in 2023 included organizing multiple food and blood drives, rebuilding community centers, preparing meals for people in need, providing gifts to underprivileged families during the holidays, hosting a backpack drive, cleaning up and improving parks, supporting local educational initiatives and health organizations and remaining a top corporate contributor for United Way of Central Indiana. In addition, we partnered with the Fuller Center for Housing to help build a home for a central Indiana family in need. Nearly 150 employees from across the organization exemplified our commitment to the community by volunteering to build this home, dedicating over 2,000 hours to complete the project. We also pledged a $25,000 donation to the Fuller Center for Housing.

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Governance
As the people behind the product, we seek to hold ourselves to the highest ethical standards in everything that we do. Quality solutions come from quality people, and integrity is crucial. The Allison Code of Business Conduct emphasizes the importance of driving integrity worldwide by focusing on five pillars: personal integrity, integrity in the workplace, integrity in the marketplace, integrity in our societies and communities and integrity toward the environment. The Code of Business Conduct applies to all our employees, officers and directors. The Code of Business Conduct includes expectations regarding issues such as fair treatment and non-discrimination, health and safety, anti-corruption, fair competition, insider trading, environmental protection and child labor and modern slavery. All of our global salaried employees participate in an annual training on the Code of Business Conduct.
Our Supplier Code of Conduct requires our suppliers to act consistently with our approach to integrity, responsible sourcing and supply chain management. The Supplier Code of Conduct addresses, among other things, human rights, health and safety, the environment and business integrity.

10	2024 PROXY STATEMENT

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy for the evaluation of, and the approval, disapproval, and monitoring of, transactions involving us and “related persons.” For purposes of the policy, “related persons” include our executive officers, directors and director nominees and their immediate family members and stockholders owning five percent or more of our outstanding common stock and their immediate family members.
The policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Nominating and Corporate Governance Committee then:
•
reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, if the transaction is in the best interests of the Company and the extent of the related person’s interest in the transaction; and

•	takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct.
All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Nominating and Corporate Governance Committee under the policy. These pre-approved transactions include:
•	certain employment and compensation arrangements;
•	transactions in the ordinary course of business where the related person’s interest arises only from:
(i) his or her position as a director of another entity that is party to the transaction;
(ii) an equity interest of less than 10% in another entity that is party to the transaction; or
(iii) a limited partnership interest of less than 10% in another entity that is party to the transaction, subject to certain limitations;
•
transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and

•	transactions determined by competitive bids.
No director may participate in the approval of a related person transaction for which he or she is a related person.
Based on information known to us, we believe there were no transactions since January 1, 2023 in which we were or are to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our common stock at the time of the transaction or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

2024 PROXY STATEMENT	[11]

Meetings and Committees of our Board

Board Composition
Our Board currently consists of ten members. David S. Graziosi, our President and CEO, is Chair of the Board and Richard P. Lavin is Lead Independent Director. The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board.
Board Meetings, Attendance and Executive Sessions
Our Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of our Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. During 2023, our Board held four meetings and the committees of our Board, in aggregate, held a total of 23 meetings. Each of our current directors attended 75% or more of the meetings of our Board and the committees on which he or she served that were held during the period for which he or she was a director or committee member, except for Stan A. Askren, who retired from the Board on May 3, 2023, and Richard P. Lavin, who attended 8 of the 13 aggregate meetings of the Board and the committees on which he served. Mr. Lavin missed two Board meetings and the three committee meetings that were held on the same day as those Board meetings because of medical reasons. Not including the meetings on those two dates, Mr. Lavin attended 100% of the remaining meetings of the Board and the committees on which he served that were held throughout 2023.
While we do not have a formal policy requiring directors to attend the annual meeting of stockholders, all of our directors attended the 2023 virtual annual meeting of stockholders.
Each regularly scheduled Board meeting normally concludes with a session between our CEO and the other directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the Chair and CEO) if requested by any director. The independent directors may meet in executive session, without the Chair and CEO, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. As Lead Independent Director, Mr. Lavin presides at executive sessions of independent directors.
Board Committees
Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of our Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee. In addition, from time to time, other committees may be established under the direction of our Board when necessary to address specific issues. The following table shows the current membership of each Board committee and the number of meetings held during 2023:
Director	Audit	Compensation	Nominating and Corporate Governance	Finance
Judy L. Altmaier		Chair		X
D. Scott Barbour	X	X
Philip J. Christman	X	X
David C. Everitt			X	X
David S. Graziosi
Carolann I. Haznedar			X	Chair
Richard P. Lavin		X	Chair
Sasha Ostojic				X
Gustave F. Perna	X		X
Krishna Shivram	Chair			X
2023 Meetings	8	5	4	6

12	2024 PROXY STATEMENT

The membership of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee and compensation committee members, respectively, required by Securities and Exchange Commission, or SEC, rules and the NYSE Manual.
The Audit Committee
The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public and prepares the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists our Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, oversight of cybersecurity risks, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.
Our Board has determined that Krishna Shivram qualifies as an “audit committee financial expert” as defined by SEC rules.
The Compensation Committee
The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers and employees and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable.
The Compensation Committee may take into consideration the recommendations of our CEO with respect to the compensation of our other executive officers. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “Executive Compensation—Compensation Committee Report” in this proxy statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE, the Exchange Act and the rules and regulations of the SEC.
The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2023, the Compensation Committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “Executive Compensation—Compensation Discussion and Analysis—2023 Compensation Decisions—Role of Compensation Consultant” for a description of the services provided to the Compensation Committee by Semler Brossy.
The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists our Board in discharging our Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on our Board and overseeing the annual evaluation of our Board and CEO succession planning. See “Corporate Governance—Nominations for Directors” and “—Board Diversity and Refreshment” above for additional information. The Nominating and Corporate Governance Committee approves compensation provided to our directors and all related person transactions and oversees our ESG initiatives. The Nominating and Corporate Governance Committee has the authority to retain its own independent counsel, experts or advisors.

2024 PROXY STATEMENT	[13]

The charter of the Nominating and Corporate Governance Committee requires that all responsibilities of such committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of such committee who qualify as independent.
The Finance Committee
The Finance Committee assists our Board in discharging our Board’s responsibilities regarding significant transactions, including strategic investments, mergers and acquisitions and divestitures, capital expenditures, capital structure, including dividends, stock repurchases and borrowing and equity practices and other financial strategies and special projects. The Finance Committee has the authority to retain its own independent counsel, experts or advisors.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consisted of General Reynolds, Messrs. Askren, Barbour, Christman and Lavin and Ms. Altmaier from January 2023 through May 2023, and has consisted of Messrs. Barbour, Christman and Lavin and Ms. Altmaier since May 2023. None of the members of our Compensation Committee during 2023 or as of the date of this proxy statement is or has been one of our officers or employees. During 2023, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

14	2024 PROXY STATEMENT

Stock Ownership

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 11, 2024.
Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
FMR LLC(1) 245 Summer Street Boston, MA 02210	9,945,271	11.1%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	9,871,911	11.0%
Burgundy Asset Management Ltd.(3) 181 Bay Street, Suite 4510 Toronto, Ontario M5J 2T3	4,496,800	5.0%
(1)
This information is based on a Schedule 13G/A filed with the SEC on February 9, 2024. FMR LLC, a parent holding company, has sole power to vote 8,454,081 shares and sole power to dispose of 9,945,271 shares. Abigail P. Johnson, a director, the Chair and Chief Executive Officer of FMR LLC, also has the sole power to dispose of such 9,945,271 shares.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, an investment advisor, has shared power to vote 47,336 shares, sole power to dispose of 9,740,129 shares and shared power to dispose of 131,782 shares.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024. Burgundy Asset Management Ltd., an investment advisor, has sole power to vote 4,185,103 shares and sole power to dispose of 4,496,800 shares.

Security Ownership of Directors and Officers
The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 11, 2024 by each of our directors, nominees for director and named executive officers, as well as all of our current directors and executive officers as a group. On March 11, 2024, we had 87,611,827 shares of our common stock outstanding.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

2024 PROXY STATEMENT	[15]

Except as otherwise indicated in these footnotes, each of the directors and executive officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors, nominees for director and executive officers have been pledged as security.
Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
David S. Graziosi(1)	209,085	*
G. Frederick Bohley(2)	183,187	*
John M. Coll(3)	102,137	*
Eric C. Scroggins	15,372	*
Teresa J. van Niekerk	24,328	*
Non-Employee Directors
Judy L. Altmaier(4)	18,317	*
D. Scott Barbour(5)	8,573	*
Philip J. Christman(6)	6,000	*
David C. Everitt(7)	35,514	*
Carolann I. Haznedar(8)	19,209	*
Richard P. Lavin(9)	41,047	*
Sasha Ostojic(10)	6,000	*
Gustave F. Perna(11)	6,000	*
Krishna Shivram(12)	6,000	*
All current executive officers and directors as a group (18 persons)(13)	815,608	*
*	Denotes less than 1.0% of beneficial ownership.
(1)	Includes 40,252 vested, but unexercised, options.
(2)	Includes 102,716 vested, but unexercised, options and 360 shares of common stock held by his spouse.
(3)	Includes 74,811 vested, but unexercised options, and 8,906 shares of common stock held by the John Coll Living Trust dated May 2, 2005.
(4)	Includes 17,429 deferred stock units, or DSUs, and 888 dividend equivalents that could be settled in common stock within 60 days.
(5)	Includes 3,146 restricted stock units, or RSUs, and 40 dividend equivalents that vest within 60 days.
(6)	Includes 3,146 RSUs and 40 dividend equivalents that vest within 60 days.
(7)	Includes 31,041 DSUs and 2,883 dividend equivalents that could be settled in common stock within 60 days.
(8)	Includes 18,222 DSUs and 987 dividend equivalents that could be settled in common stock within 60 days.
(9)	Includes 29,696 DSUs and 1,525 dividend equivalents that could be settled in common stock within 60 days.
(10)	Includes 3,146 RSUs and 40 dividend equivalents that vest within 60 days.
(11)	Includes 3,146 RSUs and 40 dividend equivalents that vest within 60 days.
(12)	Includes 3,146 RSUs and 40 dividend equivalents that vest within 60 days.
(13)
Includes (i) 303,312 vested, but unexercised options, (ii) 15,730 RSUs and 200 dividend equivalents that vest within 60 days, and (iii) 96,388 DSUs and 6,283 dividend equivalents that could be settled in common stock within 60 days.

16	2024 PROXY STATEMENT

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such filings and written information given to us by our directors and executive officers, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the year ended December 31, 2023. However, the Form 3 filed on behalf of Thomas Eifert on August 6, 2021 inadvertently understated Mr. Eifert’s direct holdings as of such date by 3,906 shares due to administrative error, which was corrected in a Form 3/A filed on March 12, 2024.

2024 PROXY STATEMENT	[17]

Executive Officers

The following table provides information regarding our executive officers as of March 11, 2024.
Name	Age	Position
David S. Graziosi	58	Chair, President and Chief Executive Officer
Rafael Basso	54	Vice President, Operations
G. Frederick Bohley	55	Senior Vice President, Chief Financial Officer and Treasurer
John M. Coll	61	Senior Vice President, Global Marketing, Sales and Service
Thomas D. Eifert	54	Vice President, Quality, Planning & Program Management
Ryan A. Milburn	52	Vice President, Engineering and Technology Development
Dana J.H. Pittard	65	Vice President, Defense Programs
Eric C. Scroggins	53	Vice President, General Counsel and Secretary
Teresa J. van Niekerk	50	Vice President, Chief Procurement Officer
David S. Graziosi
Mr. Graziosi’s biographical information is included under “Proposal No. 1—To elect ten directors.”
Rafael Basso
Mr. Basso currently serves as Vice President, Operations, a position he has held since March 2022. Prior to that, Mr. Basso served as Vice President of Plant Operations and Operations Business Development from September 2021 until March 2022, Executive Director of Plant Operations from September 2018 until September 2021 and Managing Director of Plant 12 from February 2016 until September 2018. Mr. Basso began his Allison career in 1998 with operational responsibility over Allison’s Brazilian manufacturing facility. In 2001, he was named Project Manager responsible for launching our Shanghai, China Customization Center. Since 2006, he has served in multiple operational roles, including Plant Quality Manager, Production Area Manager and TPM Manager. Mr. Basso holds a bachelor’s degree in Mechanical Engineering from Paulista University, as well as a Master of Business Administration from Business School São Paulo, both located in São Paulo, Brazil.
G. Frederick Bohley
Mr. Bohley currently serves as Senior Vice President, Chief Financial Officer and Treasurer, a position he has held since June 2019. Mr. Bohley joined Allison in 1991 in the Finance organization where he held positions of increasing responsibility. In 2001, Mr. Bohley joined Marketing, Sales and Service, where he held the position of National Account Executive. He relocated to São Paulo, Brazil in 2003 as Director of Latin American Operations, and returned in 2006 as Director of International Marketing and Business Planning. Following Allison’s divestiture from General Motors, Mr. Bohley rejoined Finance and was promoted to Executive Director of Financial Planning and Analysis, Pricing and International Finance. He added Investor Relations to his responsibilities in 2013 and Business Planning in 2014. He was promoted to Vice President, with the added responsibility of the treasury department, in 2016 and became Treasurer in 2017. Mr. Bohley was then promoted to Vice President, Chief Financial Officer and Treasurer in 2018, and he added Business Development to his responsibilities in 2018. In 2019, he was named Senior Vice President and has had oversight responsibility for Information Systems and Services since 2020. Mr. Bohley holds a bachelor’s degree in business, with majors in accounting and finance, from the Kelley School of Business at Indiana University.

18	2024 PROXY STATEMENT

John M. Coll
Mr. Coll joined Allison as Senior Vice President, Global Marketing, Sales and Service in October 2016. Prior to joining Allison, Mr. Coll was Vice Present of Sales and Marketing at Gerdau Ameristeel U.S., a manufacturer of steel products, from January 2015 to October 2016. Prior to that, Mr. Coll served fourteen years at Eaton Corporation, or Eaton, most recently as Vice President of Global Marketing for the vehicle group from January 2011 to January 2015. Prior to that, he held a number of other roles at Eaton, including Director of Global Channel Marketing for Eaton Electrical, General Manager of Aftermarket and Vehicle Solutions for Truck Components and Vice President of Sales and Marketing for Truck Components. Prior to joining Eaton, Mr. Coll served thirteen years at Philips Electronics. Mr. Coll earned a bachelor’s degree in business administration from West Virginia University and a Master of Business Administration from the University of Pittsburgh. Mr. Coll serves as a Vice Chairman and board member of the Motor & Equipment Manufacturers Association. He also serves as a board member of the Truck Renting & Leasing Association.
Thomas D. Eifert
Mr. Eifert currently serves as Vice President, Quality, Planning and Program Management, a position he has held since December 2021. In August 2021, following leadership changes, his role began reporting directly to the CEO. In August 2020, his role was expanded to include oversight of Quality and Reliability and Engineering Test Operations including our Vehicle Electrification and Environmental Test Center. Mr. Eifert previously held the positions of Vice President, Program Management and Product Planning from December 2018 until December 2021, where he was responsible for planning and leading product initiatives across the portfolio serving the On-Highway, Off-Highway and Defense end markets, Vice President, Program Management and Mobile Source Emissions from April 2017 until December 2018, and Executive Director, Product Teams and Program Management from 2014 until April 2017.
Mr. Eifert began his career with General Motors in 1989 as a co-op student at the Inland (Fisher Guide) Division in Dayton, Ohio and served in a variety of roles with Delphi Automotive. He joined Allison in 1996 as a Supplier Quality Engineer. In 1997, he was promoted to Senior Supplier Quality Engineer and in 1999 to Supervisor, Supplier Quality Engineering. Over the course of his career, he worked in several different areas of the business, including Purchasing, Business Planning and Engineering. In 2007, he was promoted to Executive Director of Global Customer Support in the Marketing, Sales and Service group. In 2013, he rejoined the Engineering division and then assumed a cross-functional leadership role to define, plan and implement product initiatives for the On-Highway Products Team, the Controls System Team and the Off-Highway Products Team. Mr. Eifert is also the executive sponsor for the Company's multicultural Employee Resource group. He graduated from the University of Dayton with a degree in mechanical engineering and earned a Master in Business Administration from Butler University.
Ryan A. Milburn
Mr. Milburn currently serves as Vice President, Engineering and Technology Development (previously Vice President, Product Engineering) for Allison, a position he has held since August 2021. Mr. Milburn previously served as Vice President, e-Mobility Engineering from May 2020 until August 2021. Prior to that, he served as Vice President, Mechatronics & Controls Software from May 2019 until June 2020, and before that as Executive Director, Embedded Controls Systems from July 2015 until May 2019. Prior to his positions in engineering leadership, Mr. Milburn served as Managing Director Europe, Middle East and Africa (EMEA) based in The Netherlands from 2012 to 2015 and as Vice President and Chief Information Officer following our divestiture from General Motors in 2007. Mr. Milburn began his career with Allison in 1990, holding roles of increasing responsibility in manufacturing operations and information technology including Manager of Information & Control Systems for the green-field launch of our former manufacturing facility in Baltimore, Maryland, Manager of Engineering & Product Development Systems and Chief Information Officer. Mr. Milburn received his Bachelor of Science degree in Electrical Engineering and Computer Science from GMI Engineering & Management Institute as part of a co-operative education program with Allison. Mr. Milburn serves on the Marian University E.S. Witchger School of Engineering Board of Visitors and SAE International COMVECTM Executive Council.

2024 PROXY STATEMENT	[19]

Dana J.H. Pittard
Mr. Pittard joined Allison in October 2015 as Deputy Vice President of Defense Programs. He was promoted to Vice President, Defense Programs in January 2016. Mr. Pittard retired from the U.S. Army with the grade of Major General (2 Star) after 34 years of active duty. He has commanded Armor and Infantry units at every level from platoon to Division, including command of the 1st Armored Division. His service included multiple combat tours. Mr. Pittard brings a wealth of experience in combat vehicle technology and a deep understanding of the Department of Defense and congressional budget processes. He served as the Director of Operations for the Army Training and Doctrine Command, the organization responsible for defining requirements for combat vehicles. As the commander of Fort Bliss, Texas from 2010 to 2013, he transformed the post into one of the largest operational training installations in the Army and was responsible for a community of over 100,000 soldiers, civilians and family members. Mr. Pittard serves as director on the Hamilton County Community Foundation Board. Mr. Pittard also serves on the board of directors of the West Point Association of Graduates. Mr. Pittard holds a bachelor’s degree from the U.S. Military Academy at West Point, a Master’s degree from the School of Advanced Military Studies at the U.S. Army Command and General Staff College and a National Security Fellowship from the John F. Kennedy School of Government at Harvard University.
Eric C. Scroggins
Mr. Scroggins currently serves as Vice President, General Counsel, a position he has held since joining Allison in December 2007, and Secretary to the Board, a position he held from December 2007 until September 2021 and then reassumed in 2023. He is responsible for advising our Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Government Relations, Export Compliance, Internal Audit organizations and ESG organizations. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC and was an attorney with the law firm of Ice Miller LLP. Prior to that, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including Deputy Director. Mr. Scroggins received a bachelor’s degree from Ball State University and a J.D. from Indiana University McKinney School of Law.
Teresa J. van Niekerk
Ms. van Niekerk currently serves as Vice President, Chief Procurement Officer (formerly titled Vice President, Global Purchasing and Supplier Quality), a position she has held since 2016. She joined Allison in October 2012 as Managing Director of Purchasing and was promoted to Executive Director of Purchasing in 2014. During her time at Allison, Ms. van Niekerk has spearheaded significant organizational restructuring efforts, including complex contract management strategy, business case development and assessment, sourcing implementation, raw material management, formal supplier development agreements and monthly accrual management. Prior to joining Allison, Ms. van Niekerk held operational responsibility for Navistar Truck Division’s purchasing group. She holds a bachelor’s degree in management from Indiana Wesleyan University.

20	2024 PROXY STATEMENT

Proposal No. 1—To elect ten directors

Our Board currently consists of ten directors serving one-year terms until the next annual meeting of stockholders and until the director’s successor is elected and has qualified. Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated our ten current directors to be elected to our Board at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the ten director nominees.
Unless indicated otherwise, it is the intention of the persons named in the accompanying proxy card to vote such proxy for the election to our Board of Judy L. Altmaier, D. Scott Barbour, Philip J. Christman, David C. Everitt, David S. Graziosi, Carolann I. Haznedar, Richard P. Lavin, Sasha Ostojic, Gustave F. Perna and Krishna Shivram. All of the director nominees currently serve on our Board. Each of the director nominees has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of directors to eliminate the vacancy.
The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the Company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director. There is no family relationship among any of our directors, nominees for director or executive officers.

2024 PROXY STATEMENT	[21]

Nominees for Director
Judy L. Altmaier, Director since February 2019

Ms. Judy L. Altmaier, age 62, served as the President of Exmark Manufacturing Company Incorporated, a subsidiary of The Toro Company, or Toro, a worldwide provider of innovative solutions for the outdoor environment, from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of Toro from 2009 until 2013. Before joining Toro, Ms. Altmaier spent more than 25 years with Eaton Corporation, or Eaton, a diversified power management company, holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier also serves on the board of directors of Enerpac Tool Group Corp. Ms. Altmaier holds a bachelor’s degree in business from Kearney State College and a Master of Business Administration from the University of Nebraska-Kearney.

Our Board has concluded that Ms. Altmaier should serve as a director because of her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, Ms. Altmaier brings significant experience in international operations and execution of growth initiatives to our Board.

D. Scott Barbour, Director since May 2022

Mr. D. Scott Barbour, age 62, serves as the Chief Executive Officer and President of Advanced Drainage Systems, Inc., or ADS, a manufacturer of water management solutions in the stormwater and on-site septic wastewater industries, a position he has held since September 2017. From 1989 until 2016, Mr. Barbour worked for Emerson Electric Co., or Emerson, a global technology and engineering company that provides solutions for customers in industrial, residential and commercial markets, most recently serving as President and Chief Executive Officer of its $4.5 billion Network Power business. During his tenure at Emerson, Mr. Barbour also held several leadership positions including Group Vice President of Emerson Climate Technologies, President, Emerson Climate Technologies Asia Pacific Division, and President, Emerson Climate Technologies Air Conditioning Division. Mr. Barbour received his Bachelor of Science in Mechanical Engineering from Southern Methodist University and his Master of Business Administration from the Owen Graduate School of Management, Vanderbilt University. Mr. Barbour also serves on the board of directors of ADS.

Our Board has concluded that Mr. Barbour should serve as a director because of his leadership capabilities and his experience in industrials, marketing, sales, engineering and product development and strategy, which he developed over his career with ADS and Emerson. In addition, Mr. Barbour brings significant experience in technology development and execution of growth initiatives to our Board.

22	2024 PROXY STATEMENT

Philip J. Christman, Director since August 2022

Mr. Philip J. Christman, age 60, served as President, Operations of Navistar, Inc., or Navistar, a leading manufacturer of commercial trucks, buses and engines, from May 2017 until his retirement in March 2022. In this role, he was responsible for all Navistar operations encompassing engineering, manufacturing, procurement and quality. He began his career with Navistar in 1986 and held various management positions of increasing responsibility in operations, engineering, procurement and strategy. Mr. Christman has a Bachelor of Science degree in Mechanical Engineering from Indiana Institute of Technology and a Master of Business Administration from Ball State University. Mr. Christman also serves on the board of directors of Broadwind, Inc.

Our Board has concluded that Mr. Christman should serve as a director because of his long history in, and extensive knowledge of, the commercial vehicle industry and international operations from his career at Navistar. Mr. Christman also provides important customer-focused perspectives to our Board.

David C. Everitt, Director since August 2014

Currently retired, Mr. David C. Everitt, age 71, served as Interim Chief Executive Officer of Enviri Corporation (formerly known as Harsco Corporation), a provider of industrial services and engineered products, from February 2014 to August 2014. Prior to that, Mr. Everitt served as President of the Agriculture and Turf Division of Deere & Company, or Deere, a global leader in the production of agricultural, construction, and forestry equipment and solutions, from September 2006 until his retirement in September 2012. He began his career at Deere in 1975 as an engineer and, over the next nearly four decades, held positions of increasing responsibility, most recently responsible for the sales and marketing for all of North America and Asia, as well as global design and production of John Deere tractors and turf and utility, and global Ag Solutions Systems. Mr. Everitt holds a Bachelor of Science in industrial engineering from Kansas State University. Mr. Everitt also serves on the board of directors for Brunswick Corporation, Corteva, Inc. and Enviri Corporation and previously served on the board of directors of Nutrien Ltd. and Agrium Inc.

Our Board has concluded that Mr. Everitt should serve as a director because of his extensive industry experience in sales, marketing and operations, particularly with respect to information technology, gained from his positions as Interim Chief Executive Officer at Harsco Corporation and the President of Deere’s largest division in the areas of engineering, manufacturing and global operations.

2024 PROXY STATEMENT	[23]

David S. Graziosi, Director since May 2018

Mr. David S. Graziosi, age 58, serves as Chair of the Board, a position he has held since 2021, and President and Chief Executive Officer of Allison, a position he has held since June 2018. Prior to that, Mr. Graziosi served as President, Chief Financial Officer and Assistant Secretary of Allison from January 2016 until June 2018, and Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since joining Allison in November 2007. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation, or Covalence. Prior to joining Covalence, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing). Mr. Graziosi holds a bachelor’s degree in business economics from the State University of New York and a Master of Business Administration from Rutgers University.

Our Board has concluded that Mr. Graziosi should serve as a director because of his experience with, and institutional knowledge of, Allison and his significant experience in finance, accounting, international business, operations, manufacturing and risk management.

Carolann I. Haznedar, Director since November 2018

Ms. Carolann I. Haznedar, age 64, held various positions with E. I. du Pont de Nemours and Company, or DuPont, a global innovator of technology-based materials and solutions, from 1981 until her retirement in June 2016. During Ms. Haznedar’s most recent 18 years, she was responsible for several global businesses including Packaging and Industrial Polymers, Engineering Polymers serving the automotive industry, Kevlar® Life Protection and Specialty Fluorochemicals. Prior to these roles, she held several functional leadership roles over 10 years, with increasing responsibility. She started at DuPont in manufacturing for control systems engineering and spent seven years in manufacturing including large international plant sites. Prior to DuPont, Ms. Haznedar worked for Edo-Aire Corporation, an aviation company, where she worked on microprocessor control for nav/comm systems. Ms. Haznedar holds a bachelor’s degree in computer science/math from Montclair State University and has MBA studies from Ohio University. Ms. Haznedar also serves on the board of directors for Enviri Corporation.

Our Board has concluded that Ms. Haznedar should serve as a director because of her substantial operational experience and business leadership developed over her 35-year career with DuPont. In addition, Ms. Haznedar brings extensive experience in driving growth and innovation and global experience with lean organizations to our Board.

24	2024 PROXY STATEMENT

Richard P. Lavin, Director since March 2016

Mr. Richard P. Lavin, age 71, served as President and Chief Executive Officer of Commercial Vehicle Group, Inc., or Commercial Vehicle, a leading global supplier of a full range of cab-related systems for the global commercial vehicle market, from May 2013 until his resignation in November 2015. Prior to Commercial Vehicle, Mr. Lavin spent 28 years at Caterpillar Inc., or Caterpillar, where he last served as Group President of Construction Industries and Growth Markets. Mr. Lavin started his career at Caterpillar in 1984 as an attorney in the legal department and throughout his career at Caterpillar, held various global roles, including Vice President of the Human Services Division, Vice President of Caterpillar’s Asia Pacific Manufacturing Operations, Chairman of Shin Caterpillar Mitsubishi and other senior positions in Hong Kong, Bangalore, India, Tokyo, Japan and Beijing, China. Mr. Lavin holds a bachelor’s degree in Sociology/English from Western Illinois University, a law degree from Creighton University School of Law and a Master of Law in Tax Law from Georgetown University School of Law. Mr. Lavin also previously served as the Chairman of the Board of ITT Inc. and previously served as a director of USG Corporation.

Our Board has concluded that Mr. Lavin should serve as a director because of his vast industry experience as the former President and Chief Executive Officer of Commercial Vehicle. Mr. Lavin bring extensive knowledge of international markets through a 28-year career with Caterpillar that included senior positions in several Asian countries with responsibility for developing and deploying broad-based business strategies and for managing business operations.

Sasha Ostojic, Director since August 2022

Mr. Sasha Ostojic, age 60, serves as a Venture Partner at Playground Global LLC, a venture capital firm specializing in early stage deep tech companies, a role he has held since April 2019. Mr. Ostojic also serves as an Adviser to the CEO at Zoox, Inc., a developer of self-driving vehicles acquired by Amazon.com, Inc. in 2020, where he also served as Interim Senior Vice President of Software between November 2021 and October 2022. Prior to these roles, he served as Senior Vice President of Engineering at Cruise LLC, a self-driving car company owned by General Motors, from October 2016 until November 2017 and as Vice President of Software for NVIDIA Corporation, a pioneer in accelerated and AI computing, from March 2011 until October 2016. Mr. Ostojic has a Bachelor of Science degree in Computer Science from San Francisco State University and a Master of Business Administration from Santa Clara University.

Our Board has concluded that Mr. Ostojic should serve as a director because of his experience with developing emerging technology in the automotive and other industries and delivering them to market. In addition, Mr. Ostojic’s venture capital and entrepreneurial experience provides valuable insight to the Board as we continue to execute our growth initiatives.

2024 PROXY STATEMENT	[25]

Gustave F. Perna, Director since August 2022

General, United States Army (retired) Gustave F. Perna, age 63, retired from the United States Army in July 2021 as the Chief Operating Officer of Operation Warp Speed, the Trump administration’s multi-billion-dollar coronavirus vaccine and treatment effort, a position he had held since May 2020. Prior to that, General Perna served as Commanding General of United States Army Materiel Command, which develops and delivers materiel readiness solutions for the Army’s land force capabilities, from September 2016 to May 2020 and as Deputy Chief of Staff, G-4 of the Army, with responsibility for oversight of the policies and procedures used by all Army logisticians globally, from 2014 to September 2016. During his 38 years of service in the United States Army, General Perna held many other staff and command assignments, including Commander, Joint Munitions Command and Joint Munitions and Lethality Lifecycle Management Command, Commander, Defense Supply Center Philadelphia, Commander, 64th Forward Support Battalion and Commander, 4th Sustainment Brigade. General Perna holds an Associate Degree in Business Administration from Valley Forge Military Academy and a Bachelor Degree in Business Management from the University of Maryland and was awarded a Master’s Degree in Logistics Management from the Florida Institute of Technology.

Our Board has concluded that General Perna should serve as a director because of his valuable leadership, supply chain, logistics and international affairs experience from his nearly 40 years of service in the United States Army, including as leader of Operation Warp Speed and Commander of Army Materiel Command. In addition, General Perna brings deep knowledge of the defense industry, an important end market for Allison.

Krishna Shivram, Director since August 2022

Mr. Krishna Shivram, age 61, serves as Managing Partner in Veritec Ventures, a venture capital firm that invests in early-stage energy transition and de-carbonization technology companies, a position he has held since January 2023. Mr. Shivram served as Chief Executive Officer of Sentinel Energy Services Inc., or Sentinel, a special purpose acquisition company, a position he held from November 2017 to December 2020. Mr. Shivram also served as interim Chief Executive Officer of Weatherford International plc from November 2016 to March 2017 and Executive Vice President and Chief Financial Officer of Weatherford International plc from November 2013 until November 2016. He has over 30 years of financial and operational management experience in the oilfield industry and previously worked for Schlumberger Ltd. in a variety of roles across the globe, including as Vice President and Treasurer from January 2011 until November 2013. Mr. Shivram has a Bachelor of Science degree in Economics and Commerce from Sydenham College in India and is a Chartered Accountant. Mr. Shivram has served as a member of the board of directors of Superior Energy Services Inc. since April 2021 and of Ranger Energy Services, Inc. since August 2017, both of which are oilfield service companies. He also previously served on the board of directors of Sentinel and GulfMark Offshore Inc.

Our Board has concluded that Mr. Shivram should serve as a director because of his experience as a Chief Financial Officer and Treasurer, as well as in corporate finance and mergers and acquisitions. In addition, Mr. Shivram’s expertise in the energy market provides our Board with valuable knowledge of an industry that impacts our global Off-Highway end markets.

Our Board unanimously recommends a vote FOR each of the nominees for director.

26	2024 PROXY STATEMENT

Proposal No. 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2024. Stockholders have the opportunity to ratify that selection in an advisory non-binding vote.
The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.
We have incurred fees for services from PwC in the below-indicated amounts for the following categories of services for the years ended December 31, 2023 and 2022, respectively:
	2023	2022
Audit Fees(1)	$ 1,360,667	$ 1,364,539
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,360,667	$1,364,539
(1)
Audit Fees include fees and expenses for the audit of our annual consolidated financial statements, for the review of quarterly financial statements and for services that generally only the principal auditor reasonably can provide, such as statutory and other subsidiary audits.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Audit Committee of our Board has the sole authority to appoint, replace, compensate and oversee the independent auditor, and shall pre-approve the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor. In 2023, all of the Company’s audit fees paid to the independent auditor were pre-approved by the Audit Committee.
If the holders of a majority of the voting power of the shares entitled to vote on this proposal represented virtually or by proxy do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

Our Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

2024 PROXY STATEMENT	[27]

Report of the Audit Committee
The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, as well as auditing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
We held eight meetings during 2023. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.
We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.
We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2023 with management, the internal auditor and PwC, and reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting. We reviewed PwC’s report on the Company’s consolidated financial statements, which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission, or SEC, and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s report on internal control over financial reporting.
We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC.
PwC provided us with the written disclosure and the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company.

28	2024 PROXY STATEMENT

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to our Board, and our Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2024 and will present the selection to the stockholders for ratification at the Annual Meeting.
The Audit Committee:
Krishna Shivram, Chair
D. Scott Barbour
Philip J. Christman
Gustave F. Perna

2024 PROXY STATEMENT	[29]

Proposal No. 3—Approval of the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan
Overview
In this Proposal No. 3, we are requesting that our stockholders approve the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan, or the 2024 Plan. The Compensation Committee approved the 2024 Plan on March 19, 2024, and the Board approved the 2024 Plan on March 19, 2024, subject to stockholder approval of the 2024 Plan at the Annual Meeting. The 2024 Plan is an amendment and restatement of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan, or the 2015 Plan, which is scheduled to expire during 2025.
If approved by our stockholders, the 2024 Plan would, among other things:
1)
Authorize the issuance of 3,850,000 shares of our common stock for future awards under the 2024 Plan, which represents a decrease of approximately 5,617,016 shares available for future awards under the 2015 Plan as of March 11, 2024;

2)	Extend the term of the 2015 Plan to March 19, 2034; and
3)
Remove certain provisions which were otherwise required for awards to qualify as performance-based compensation under an exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, prior to its repeal.

If the 2024 Plan is not approved by our stockholders, the 2024 Plan will not become effective, the 2015 Plan will continue as in effect immediately prior to the date the 2024 Plan was approved by the Board and we will continue to make grants under the 2015 Plan until the expiration of the 2015 Plan in February 2025, after which we will not be able to continue making equity grants to our employees, directors and consultants.
We believe that the effective use of incentive compensation has been integral to our success in the past and is vital to our ability to achieve continued strong performance in the future. We also believe that grants of equity awards will help create long-term participation in the Company and, thereby, assist us in attracting, retaining, motivating and rewarding employees, directors and consultants. The use of long-term equity grants allows the administrator of the 2024 Plan, or the Administrator, to align the incentives of our employees, directors and consultants with the interests of our stockholders, linking compensation to our performance. The use of equity awards as compensation also allows us to conserve cash resources for other important purposes. Accordingly, the Board believes that approval of the 2024 Plan is in the best interests of the Company and the Board recommends that stockholders vote for approval of the 2024 Plan.
Amendments Included in the 2024 Plan
Decrease in Share Reserve
The 2024 Plan will authorize the issuance of 3,850,000 shares of our common stock for future awards under the 2024 Plan This represents a decrease of approximately 5,617,016 shares available for future awards as of March 11, 2024. In addition to the number of shares available for future awards under the 2024 Plan, the share reserve under the 2024 Plan will also include the number of shares subject to outstanding awards granted from the 2024 Plan (formerly, the 2015 Plan) prior to the date the stockholders approve the 2024 Plan, plus any shares subject to awards granted from the Allison Transmission Holdings, Inc. 2011 Equity Incentive Award Plan, or the 2011 Plan, in each case, that expire or are forfeited without having been exercised or settled.
Extension of Termination Date
Unless terminated earlier pursuant to its terms, the 2024 Plan will expire on March 19, 2034. Upon termination, the 2024 Plan will continue to govern outstanding awards.

30	2024 PROXY STATEMENT

Removal of Provisions Relating to Section 162(m) of the Internal Revenue Code
Prior to the enactment of the Tax Cuts and Jobs Act, or the TCJ Act, an exception to Code Section 162(m) allowed performance-based compensation that met certain requirements to be tax deductible without regard to the deduction limits imposed by Code Section 162(m). This performance-based compensation exception was repealed as part of the TCJ Act. The 2024 Plan removes certain provisions which were otherwise required for awards to qualify as performance-based compensation under this exception prior to its repeal, including annual award limits.
Withholding Rate
We may withhold (or allow the surrender of) shares to satisfy applicable federal, state, local and foreign taxes arising under the 2024 Plan based on the maximum statutory withholding rates.
Dividend Payments
The 2024 Plan clarifies our existing practice that no dividend or dividend equivalent will be paid to a holder of an outstanding award under the 2024 Plan unless and until the award to which such dividend or dividend equivalent relates vests.
Delegation of Authority
The Board or Compensation Committee may delegate any or all if its powers under the 2024 Plan to a committee of the Board, Company officers or non-officer employees of the Company, to the extent permitted by applicable law and subject to such restrictions set by the Board or the Compensation Committee.
Change in Non-Employee Director Award Limit
To provide more flexibility, the 2024 Plan increases the non-employee director award limit from $500,000 per year to $750,000 per year and allows for awards in excess of such limit in connection with extraordinary circumstances.
Removal of Minimum Vesting Provision
While we generally provide for at least one year prior to an award vesting, to provide more flexibility, the 2024 Plan removes the minimum one year vesting limitation. This removal will allow us to, for example, align vesting of an off-cycle equity grant to our normal annual vesting schedule.
Key Features of the 2024 Plan
The 2024 Plan contains a number of provisions we believe are consistent with best practices in equity compensation and which we believe further protect our stockholders’ interests. These terms include:
No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation rights, or SARs, may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
No Liberal Share Recycling. Shares tendered by participants to satisfy the exercise price of an option or tax withholding associated with any stock-settled awards will not be “added back” to the shares available for issuance under the 2024 Plan.
No Material Amendments without Stockholder Approval. Without stockholder approval, the 2024 Plan prohibits any alteration or amendment that operates to increase the total number of shares of common stock that may be issued under the 2024 Plan (other than adjustments in connection with certain corporate reorganizations and other events) or to change the designation or class of persons eligible to receive awards under the 2024 Plan.
No Single-Trigger Vesting. The 2024 Plan does not have automatic single-trigger accelerated vesting provisions for a change-in-control and currently outstanding performance units are scheduled to only be earned based on actual performance. However, in the event a successor corporation refuses to assume or substitute an award in connection with a change-in-control, vesting acceleration will occur. See “Potential Payments upon Termination or Change-in-Control – Performance Units” below for additional information on the treatment of outstanding performance units in connection with a change-in-control and certain terminations of employment occurring after a change-in-control.

2024 PROXY STATEMENT	[31]

No Repricing Without Stockholder Approval. Other than in connection with certain corporate transactions, options and SARs may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the option or SAR.
Non-Employee Director Award Limits. The sum of any cash or other compensation and grant date fair value (determined in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), or any successor thereto) of awards granted under the 2024 Plan to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $750,000, except in extraordinary circumstances. For additional information on these limits, see the discussion below under “Description of the 2024 Plan —Non-Employee Director Compensation”.
Background for the Determination of Shares Under the 2024 Plan
As of March 11, 2024, the 2015 Plan had 9,467,016 shares available for grants of future awards and 2,410,200 shares subject to outstanding awards, which includes (i) 1,578,322 shares subject to stock options with a weighted average exercise price of $50.99 and a weighted average remaining term of 99.65 months and (ii) an aggregate of 831,878 shares subject to RSU and performance unit awards (assuming target performance levels for performance- units) with a weighted average remaining vesting term of 21.76 months.
In its determination to reduce the number of shares available for future grant under the 2024 Plan, the Compensation Committee considered that:
In 2023, 2022 and 2021, equity awards representing a total of approximately 901,063 shares, 987,530 shares, and 857,796 shares (assuming target performance levels for performance unit awards), respectively, were granted under the 2015 Plan, for an annual equity burn rate of 1.00%, 1.03% and 0.80%, respectively. This level of equity awards represents a 3 year average burn rate of 0.94% of shares. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted average number of shares outstanding during the period. The table below provides details of historical grants and equity burn rate.
Year	Shares Subject to RSU and Performance Unit Awards	Shares Subject to Stock Options	Total Shares	Weighted Average Common Shares Outstanding	Annual Equity Burn Rate
2023	353,102	547,961	901,063	90,000,000	1.00%
2022	402,886	584,644	987,530	96,000,000	1.03%
2021	350,878	506,918	857,796	107,000,000	0.80%
If the 2024 Plan is approved, based on historical usage we estimate that the shares reserved for issuance under the 2024 Plan would be sufficient for approximately four years of awards, assuming we grant awards consistent with our projections and noting that future circumstances may require us to change our equity grant practices.
For 2023, our year-end overhang rate was 14.49%, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the year (assuming target performance levels for performance unit awards) plus the number of shares remaining available for issuance under our 2015 Plan by (ii) the number of shares outstanding at the end of the fiscal year on a fully diluted basis (assuming at target performance levels for performance unit awards). The table below provides details for the year-end overhang rate.
Common Shares Outstanding on December 31, 2023	2015 Plan Shares Outstanding	Shares Available for Issuance in 2015 Plan on December 31, 2023	Total Shares Outstanding or Available for Issuance	Overhang
87,648,046	2,580,654	10,121,303	12,701,957	14.49%
If the 2024 Plan is approved, our year-end overhang rate would drop to 7.34% by reducing the number of shares available for issuance to 3,850,000 shares. The table below provides details for the year-end overhang rate with the requested shares for the 2024 Plan.

32	2024 PROXY STATEMENT

Common Shares Outstanding on December 31, 2023	2015 Plan Shares Outstanding	Requested Shares Available for Issuance in 2024 Plan	Total Shares Outstanding or Available for Issuance	Overhang
87,648,046	2,580,654	3,850,000	6,430,654	7.34%
Description of the 2024 Plan
The following sets forth a description of the material terms of the 2024 Plan. The following summary and the summary of certain key features in the 2024 Plan described above are qualified in their entirety by reference to the full text of the 2024 Plan, which is attached hereto as Appendix A.
Administration. The 2024 Plan will be administered by the Compensation Committee or a subcommittee thereof (or by the Board or another board committee as may be determined by the Board from time to time). The Administrator has the authority to interpret the 2024 Plan, determine the types and number of awards, the number of shares to be awarded, approve all awards made under the 2024 Plan, and carry out other functions as set forth in the 2024 Plan. To the extent allowed by law, the Board or the Compensation Committee may delegate any or all of its power under the 2024 Plan to a committee of one or more members of the Board or to certain of our officers or non-officer employees, subject to the limitations and restrictions set by the Administrator.
Share Reserve and Share Counting Provisions. The maximum aggregate number of shares of common stock that may be subject to awards granted under the 2024 Plan on or after the effective date of the 2024 Plan is equal to the sum of (i) 3,850,000 shares and (ii) the number of shares subject to outstanding awards granted from the 2011 Plan or the 2015 Plan prior to the date the stockholders approve the 2024 Plan that become available for issuance under the 2024 Plan pursuant to the share recycling provisions described below.
In addition, when awards granted under the 2024 Plan and the 2011 Plan are forfeited, expire or are paid in cash, the shares reserved for those awards are returned to the share reserve and available for future issuance under the 2024 Plan. However, the 2024 Plan does not allow the share pool to be replenished with shares that:
•	are used to satisfy the exercise price of an option;
•	are used to satisfy withholding obligations for any stock-settled award;
•	are subject to a SAR but are not issued in connection with the stock settlement of the SAR; or
•	we purchase on the open market with cash proceeds from the exercise of options.
Eligibility. Employees, consultants and non-employee directors of the Company or any of its subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its subsidiaries are eligible to participate in the 2024 Plan. The Administrator determines the type and size of the award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the 2024 Plan’s terms. As of March 11, 2024, approximately 600 employees, 0 consultants and 9 non-employee directors were eligible to receive awards under the 2024 Plan; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements.
Non-Employee Director Compensation. The sum of any cash compensation, other compensation, and the grant date fair value as determined in accordance with ASC 718 (or any successor thereto), of awards granted to any non-employee director for services as a director pursuant to the 2024 Plan during any fiscal year may not exceed $750,000. The Board or an authorized committee may, however, make exceptions to such limit on director compensation in extraordinary circumstances, subject to the limitations in the 2024 Plan.
Types of Awards. The 2024 Plan authorizes the grant of the following types of incentive awards to eligible individuals: performance awards, restricted stock, RSUs, dividend equivalents, stock payments, SARs, and stock options. Awards to eligible individuals shall be subject to the terms of an individual award agreement between the Company and the individual.
Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals (including performance-based stock and cash incentive awards). Performance awards may be made to any eligible individual under the 2024 Plan. The Administrator will determine the specific performance goals and criteria to be applied to determine -vesting or payment of each award, and the time periods over which performance will be measured.

2024 PROXY STATEMENT	[33]

Performance awards only vest if the specific performance goals or criteria are met and may be paid to the recipient as cash incentive payments, shares of stock or a combination of cash and shares. Performance awards are forfeited if the performance goals are not satisfied by the conclusion of the performance period.
Performance criteria on which a performance award will be based may include, but are not limited to, any one or more of the following: earnings before interest, taxes, depreciation and amortization; operating earnings; net earnings; income; earnings before interest and taxes; total shareholder return; return on the Company’s assets; earnings or earnings per share; revenue; share price performance; return on invested capital; operating income; pre- or post-tax income; net income; economic value added; profit margins; cash flow; improvement in or attainment of expense or capital expenditure levels; improvement in or attainment of working capital levels; return on equity; debt reduction; gross profit; market share; cost reductions; workforce satisfaction and diversity goals; workplace health and safety goals; product quality goals; employee retention; customer satisfaction; customer retention; or completion of key projects and strategic plan development and/or implementation, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2024 Plan also permits the Administrator to provide for adjustments to the applicable performance criteria in setting performance goals. Depending on the performance criteria used to establish performance goals, performance goals may be expressed in terms of overall Company performance or the performance of a subsidiary, division, business unit or an individual.
Restricted Stock. The Administrator may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the Administrator in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the Administrator. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, subject to the limitations and restrictions established by the Administrator in the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award; however, no dividends are payable with respect to restricted stock unless and until the shares of restricted stock to which such dividends relate vest. Except as otherwise determined by the Administrator, restricted stock awards will lapse and immediately be surrendered to the Company without payment of consideration if the recipient terminates service with the Company before the restrictions on the award have expired.
Restricted Stock Units. The 2024 Plan authorizes awards of RSUs to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the Administrator. RSU awards entitle recipients to acquire shares of our common stock or an equivalent amount of cash in the future under certain conditions. Holders of RSUs generally have no rights of ownership or as stockholders in relation to the award, unless and until the restrictions lapse and the RSU award vests in accordance with the terms of the grant and actual shares are issued in settlement of the award. RSUs are often granted in tandem with dividend equivalents, which are described below, however, no dividend equivalents are payable with respect to RSUs unless and until the RSUs vest.
Dividend Equivalents. Dividend equivalents may be granted by the Administrator based on the dividends declared on common stock between the date that the award is granted and the date that the award vests, is exercised, distributed or expires. Dividend equivalents are converted to cash or additional shares of stock based on terms and limitations established by the Administrator. In addition, no dividend equivalent will be paid on an award unless and until the award to which such dividend equivalent relates vests.
Stock Payments. The Administrator is authorized to make stock payments to any eligible individual under the 2024 Plan. Stock payments may be made, for any reason, including in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to the recipient. The number or value of shares to be awarded, conditions and criteria for vesting and the vesting schedule, will be set by the Administrator. Holders of stock payment awards have no rights as a stockholder until the stock payment has vested and the shares underlying the award have been issued.
Stock Appreciation Rights. The Administrator is authorized to grant SARs to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2024 Plan. A SAR entitles the holder to exercise the SAR to acquire shares of common stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the applicable award agreement, the recipient

34	2024 PROXY STATEMENT

may receive from the Company an amount determined by multiplying the difference between the price per share of the SAR and the value of the share on the date of exercise by the number of shares of common stock subject to the award. The maximum term for which SARs may be exercisable under the 2024 Plan is ten years.
Stock Options. Stock options may be granted under the 2024 Plan, including both incentive stock options and non-qualified stock options, which provide the holder a right to purchase shares of common stock at a specified exercise price. The exercise price per share for each stock option shall be set by the Administrator, but shall not be less than the fair market value on the date of the grant (or 110% of the price of an incentive stock option in the case of an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of the Company). The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder of the Company). The Administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to the ten-year limitation.
Prohibition on Re-pricing. Under the 2024 Plan, the Administrator may not, without the approval of our stockholders, authorize the re-pricing of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2024 Plan) of the underlying shares.
Change in Control. In general, notwithstanding a Change in Control (as that term is defined in the 2024 Plan), each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation. No single-trigger vesting acceleration automatically applies under the 2024 Plan in connection with a Change in Control and outstanding performance units are scheduled to only be earned based on actual performance. However, in the event the successor corporation refuses to assume or substitute for the award, the Administrator shall cause any or all of such awards to become fully vested and, if applicable, exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse, and so notify the holder. Regardless of any Change in Control, no adjustment will be authorized that would cause the 2024 Plan to violate Section 422(b)(1) of the Code, or would result in short swing profits under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 under the Exchange Act, unless the Administrator determines the award is not to comply with such exemptive conditions.
Certain Transactions. The Administrator has broad discretion to equitably adjust the provisions of the 2024 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations or other distributions (other than normal cash dividends) of our assets to stockholders. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the Administrator will make equitable adjustments to outstanding awards.
Amendment and Termination. The Board or the Compensation Committee may amend, modify, suspend or terminate the 2024 Plan, as it deems necessary or appropriate in our best interests, without the approval of stockholders. However, the Administrator must obtain the consent of any award holder before taking any action that impairs any rights or obligations of the holder (unless the award expressly provides otherwise). Further, the Administrator may not, without the approval of our stockholders, make any amendment to the 2024 Plan that would: (i) increase the limits on the maximum number of shares that may be issued under the 2024 Plan; (ii) decrease the share price of outstanding stock options or SARs granted under the 2024 Plan; or (iii) cancel any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.
In no event may an award be granted pursuant to the 2024 Plan on or after the tenth anniversary of the date the 2024 Plan was approved by the Board, which occurred on March 19, 2024.
Forfeiture and Clawbacks. All awards under the 2024 Plan shall be subject to any clawback policy implemented by the Company, including any clawback policy adopted to comply with the requirements of applicable law (including Rule 10D-1 of the Exchange Act and any rules or regulations promulgated thereunder).

2024 PROXY STATEMENT	[35]

Interests of Certain Persons in the 2024 Plan
In considering the recommendation of the Board with respect to the approval of the 2024 Plan, stockholders should be aware that, as discussed above, non-employee directors and executive officers are eligible to receive awards under the 2024 Plan. The Board recognizes that approval of this Proposal No. 3 may benefit our non-employee directors and executive officers and their successors.
United States Federal Income Tax Consequences.
The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances.
Incentive Stock Options. No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.
Non-qualified Stock Options. No income is expected to be recognized by a participant for federal income tax purposes upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a non-qualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.
Stock Appreciation Rights. There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted

36	2024 PROXY STATEMENT

stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.
Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.
If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.
Restricted Stock Units. There will be no federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Performance Awards. There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of common stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Dividend Equivalents. Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Limitations on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million. Prior to the TCJ Act, the deduction limit did not apply to certain “performance-based” compensation established by an independent compensation committee which conformed to certain conditions stated under Code Section 162(m) and related regulations. As part of the TCJ Act, the ability to rely on this qualified “performance-based” compensation exception was eliminated.
We believe that the deductibility of executive compensation is only one of several important considerations in setting compensation, and the Compensation Committee reserves the right to approve executive compensation arrangements that are not fully tax deductible if it believes that doing so is in the best interests of the Company or our stockholders.
Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2024 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain

2024 PROXY STATEMENT	[37]

requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity based incentive programs, including some stock options, SARs and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock.
The awards made pursuant to the 2024 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2024 Plan are not exempt from coverage. However, if the 2024 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.
State and local tax consequences may in some cases differ from the federal tax consequences described above. The foregoing summary of the income tax consequences in respect of the 2024 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

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New Plan Benefits
Except with respect to grants to our non-employee directors pursuant to our non-employee director compensation policy, the number of awards that our named executive officers, other executive officers, directors and other employees may receive under the 2024 Plan will be determined in the discretion of the Administrator in the future, and the Administrator has not made any determination to make future grants to any persons under the 2024 Plan as of the date of this proxy statement. Therefore, other than as set forth below with respect to grants to our non-employee directors, it is not possible to determine the benefits that will be received in the future by participants in the 2024 Plan.
Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan
Name and Position	Dollar Value ($)	Number of Units (#)
Named Executive Officers:
David S. Graziosi Chair, President and Chief Executive Officer	—	—
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	—	—
John M. Coll Senior Vice President, Global Marketing, Sales and Service	—	—
Eric C. Scroggins Vice President, General Counsel and Secretary	—	—
Teresa J. van Niekerk Vice President, Chief Procurement Officer	—	—
All current executive officers as a group (9 persons)	—	—
All current non-executive directors as a group (9 persons)	$145,000(1)	1,944(1)
All employees except current executive officers as a group (581 persons)	—	—
(1)
The amounts shown represent the annual RSUs for our non-employee directors. Pursuant to our non-employee director compensation policy, on the next business day following each annual stockholders meeting, our non-employee directors are automatically granted a number of RSUs having a grant date fair market value equal to $145,000 and may also receive shares of our common stock or deferred stock units under the 2024 Plan, as further described elsewhere in this proxy statement under “Director Compensation”. The number of units shown were calculated by dividing the dollar value shown by the closing price of our common stock on the NYSE on March 11, 2024, which was $74.56. The actual number of RSUs to be granted to our non-employee directors in respect of their 2024 annual RSU awards will be determined by dividing the dollar value shown by the closing price of our common stock on the NYSE on the date of the Annual Meeting. The Board of Directors may from time to time modify the non-employee director compensation policy in accordance with its terms.

2024 PROXY STATEMENT	[39]

Additional Prior Award Information
The following table sets forth, with respect to the individuals and groups identified therein, the number of shares subject to stock options, RSUs and performance units that have been granted to such individuals and groups under the 2015 Plan through March 11, 2024:
Name and Position	Shares Subject to Stock Options (Vested and Unvested) (#)(1)	Shares Subject to Time-Based RSUs (Vested and Unvested) (#)(1)	Shares Subject to Performance Units (Vested) (#)(1)(2)	Shares Subject to Performance Units (Unvested) (#)(1)(3)
Named Executive Officers:
David S. Graziosi, Chair, President and Chief Executive Officer	515,859	200,857	525,734	115,973
G. Frederick Bohley, Senior Vice President, Chief Financial Officer and Treasurer	148,834	49,607	15,531	24,052
John M. Coll, Senior Vice President, Global Marketing, Sales and Service	103,024	56,807	13,609	14,987
Eric C. Scroggins, Vice President, General Counsel and Secretary	60,994	22,044	13,125	8,180
Teresa J. van Niekerk, Vice President, Chief Procurement Officer	68,550	22,834	7,454	8,397
All current executive officers as a group (9 persons)	1,103,273	422,952	598,426	202,486
All current non-executive directors as a group (9 persons)
Director nominees:
Judy L. Altmaier	—	17,429	—	—
D. Scott Barbour	—	8,456	—	—
Philip J. Christman	—	5,916	—	—
David C. Everitt	—	25,971	—	—
Carolann I. Haznedar	—	18,222	—	—
Richard P. Lavin	—	39,405	—	—
Sasha Ostojic	—	5,916	—	—
Gustave F. Perna	—	5,916	—	—
Krishna Shivram	—	5,916	—	—
Each associate of any such directors, executive officers or nominees	—	—	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—	—	—
All employees except current executive officers as a group (380 persons)	2,228,008	1,282,849	192,048	45,993
(1)
Share numbers shown do not take into account shares subject to awards that have been cancelled, forfeited or expired unexercised. The closing price per share of our common stock on the NYSE on March 11, 2024 was $74.56.

(2)	Vested performance units are shown based on the actual number of shares issued upon settlement of such awards.

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(3)	Unvested performance units are shown based on the target level of performance. The maximum number of performance units that may vest is equal to 200% of the target level.

Our Board unanimously recommends that stockholders vote FOR the approval of the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan.

2024 PROXY STATEMENT	[41]

Equity Compensation Plan Information

The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2023.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,076,639 (2)	$43.16(3)	10,171,807 (4)
Equity compensation plans not approved by security holders	—	—	—
Total	3,076,639	$43.16	10,171,807
(1)	Consists of the 2015 Plan and the 2011 Plan.
(2)
Includes 1,106,910 shares subject to RSUs and performance units (at the maximum level of performance) and 19,238 shares issuable upon vesting of outstanding dividend equivalents earned on unvested RSUs.

(3)
Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs and performance units, which have no exercise price.

(4)
Represents shares available for issuance under the 2015 Plan. No shares remain available for future issuance under the 2011 Plan. However, to the extent outstanding stock options under the 2011 Plan are forfeited or lapse unexercised, the shares of common stock subject to such stock options will be available for future issuance under the 2015 Plan.

42	2024 PROXY STATEMENT

Proposal No. 4—An advisory non-binding vote to approve the compensation paid to our named executive officers
Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
The Compensation Discussion and Analysis that follows describes our executive compensation program and the decisions made by the Compensation Committee during 2023 in more detail. We are requesting that stockholders cast a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we recommend that our stockholders vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this resolution will not be binding on us, our Board or our Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. This vote is being presented as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.

Our Board unanimously recommends that stockholders vote FOR the advisory resolution to approve the compensation paid to our named executive officers as disclosed in this proxy statement.

2024 PROXY STATEMENT	[43]

Executive Compensation

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements comprising our compensation program for our named executive officers, who we refer to in this Compensation Discussion and Analysis as our NEOs; (ii) the material 2023 compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.
For the year ended December 31, 2023, our NEOs were:
•	David S. Graziosi, Chair, President and Chief Executive Officer;
•	G. Frederick Bohley, Senior Vice President, Chief Financial Officer and Treasurer;
•	John M. Coll, Senior Vice President, Global Marketing, Sales and Service;
•	Eric C. Scroggins, Vice President, General Counsel and Secretary; and
•	Teresa J. van Niekerk, Vice President, Chief Procurement Officer.
We intend to provide our NEOs with compensation that is largely performance based. Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
2023 Business Results and Implications for Compensation. During 2023, Allison accomplished the following:
•
achieved Revenue of $3,035 million, experiencing gains in every end market other than the Global Off-Highway end market, which exceeded the target level of performance for purposes of our annual cash incentive bonus compensation plan, which we refer to as IComp;

•
generated Net income of $673 million, Adjusted EBITDA of $1,108 million and Adjusted EBITDA as a percent of net sales of 36.50%, with Adjusted EBITDA as a percent of net sales exceeding our target level of performance for IComp; and

•	delivered Net cash provided by operating activities of $784 million and Adjusted free cash flow of $659 million, with Adjusted free cash flow exceeding the maximum level of performance for IComp.
As a result of these accomplishments, our 2023 performance was 121.16% of target for purposes of IComp, resulting in a payout of 226.97% of target. Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow are non-GAAP financial measures. For information about how we define these measures and where to find a reconciliation to the most comparable GAAP measures, refer to the discussion below under the heading “—2023 Compensation Decisions—Annual Performance-Based Compensation (IComp).”
In addition, our operational performance allowed us to continue investing in our business while simultaneously returning value to stockholders, as demonstrated by the following actions taken during 2023:
•
returning capital to stockholders by repurchasing approximately $263 million of our shares of common stock, or over 5 percent of our outstanding shares of common stock as of December 31, 2023, and paying approximately $83 million in cash dividends to stockholders; and

•
investing in the ongoing expansion of our technology capabilities, as well as product development focused on value propositions that address challenges, including improved fuel efficiency and reduced emissions.

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Along with strong operational performance in 2023, our three-year relative total stockholder return, or rTSR, for the period from 2021 through 2023 was at the 66th percentile of our peer group, which resulted in a payout of 163% of target for our 2021-2023 performance units granted to Messrs. Graziosi, Bohley, Coll and Scroggins, and Ms. van Niekerk. See “—2023 Compensation Decisions—Long-Term Equity Incentive Awards—Results of the 2021-2023 Performance Units” below.
Advisory Vote on Executive Compensation.
Approximately 94% of the shares voted at our 2023 annual meeting of stockholders voted in favor of our advisory vote on executive compensation, reflecting our stockholders’ strong support of our executive compensation program. Given the level of support received from our stockholders and the Compensation Committee’s assessment that our programs continue to effectively support our business objectives, we did not make any material changes to our executive compensation program as a result of this vote. We intend to conduct advisory votes on executive compensation annually and to conduct our next advisory vote on the frequency of advisory votes on executive compensation at our 2025 annual meeting of stockholders.
Corporate Governance Framework
The Compensation Committee maintains control and oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:
•
Align pay for performance: On average, approximately 79% of 2023 NEO total direct compensation was performance-based and was tied to financial performance and/or the performance of our stock price. On average, approximately 57% of 2023 NEO total direct compensation was equity based, with vesting over three years. Total direct compensation was calculated as base salary, annual incentive compensation at target-level achievement and long-term incentive awards at target-level performance.

•
Maintain executive stock ownership guidelines and holding requirements: Certain senior executives are required to hold a fixed amount of our common stock equal to a multiple of their salary (5.0x for the CEO, 3.0x for other NEOs and 1.5x for other key employees) and are subject to holding requirements (50% of net shares received) until the guidelines are met.

•
Clawback Policy: Annual cash incentive compensation and performance-based long-term equity incentive awards to current and former executive officers are subject to clawback in the event of accounting restatements to correct our material noncompliance with any financial reporting requirement under securities laws.

•	Prohibit tax gross-ups: We provide no tax gross-ups on any benefits, severance or other payments associated with a change-in-control.
•	Prohibit pledging and hedging of our stock: The Allison Insider Trading Policy prohibits our directors and executive officers from engaging in any pledging or hedging involving our common stock.
•	Prohibit option re-pricing: Our equity plan does not allow for re-pricing of underwater stock options without stockholder approval.
•	Require double trigger for change-in-control benefits: No severance payment or equity acceleration occurs solely as the result of a change-in-control event.
•	Maintain an independent compensation committee: All of the members of our Compensation Committee are independent as defined by the NYSE Manual and applicable SEC rules and regulations.
•	Retain an independent consultant: The Compensation Committee engages a compensation consultant that does not provide other services to us.
Compensation Overview
Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity is related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance.

2024 PROXY STATEMENT	[45]

We do not target a specific mix of compensation elements by executive, rather our overall philosophy is to emphasize performance-based pay and long-term incentives. The following charts illustrate this emphasis for our CEO and other NEOs, showing annualized base salary, target annual cash incentive opportunity and target long-term incentive opportunity as a percentage of target total direct compensation for 2023:

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table:
Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.
IComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.
Annual long-term equity incentive awards
To emphasize our long-term performance objectives, align management’s interests with those of our stockholders, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

Severance and change-in-control benefits	To encourage the continued attention and dedication of certain key individuals when considering strategic alternatives.
Retirement savings, pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.
Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.
Our compensation decisions for the NEOs in 2023 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.
Determination of Compensation Awards. The Compensation Committee is provided with the primary authority to establish and approve the compensation awards available to our executive officers and is charged with reviewing executive officer compensation policies and practices to ensure alignment with our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is primarily responsible for (i) establishing base salary and target bonus levels; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; (iii) approving the awards to be paid to our CEO and other NEOs under our annual IComp program for each year; and (iv) making

46	2024 PROXY STATEMENT

equity award grants under our equity incentive compensation plan, including awards for the CEO and other NEOs. To aid the Compensation Committee in making its determinations, the CEO provides recommendations to the Compensation Committee regarding the compensation of our other officers. The performance of our senior executive management team is reviewed by the Compensation Committee, and the Compensation Committee approves each NEO’s compensation at least annually.
In establishing and approving compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members, as well as the input of the Compensation Committee’s independent compensation consultant, including information regarding market practices. We believe that executive officer total compensation should be competitive with the compensation of executive officers in similar positions and with similar responsibilities in our industry, taking into consideration our financial and operating performance, each executive’s level of experience and each executive’s current and expected future contributions to our results. Each executive officer’s current and prior compensation is considered as a reference point by the Compensation Committee as to whether increases are appropriate to retain the NEO in light of competition or in order to incentivize performance.
2023 Compensation Decisions
Base Compensation. The Compensation Committee sets base salaries for our NEOs generally at a level it deems necessary to attract and retain capable individuals, while taking into account the total compensation package provided to each NEO. Each year the Compensation Committee determines base salary adjustments based upon the scope of responsibility and demonstrated proficiency of the executive officers, and for executive officers other than the CEO, in conjunction with recommendations made by the CEO. No formulaic base salary increases are provided to the NEOs. In February 2023, the Compensation Committee approved base salary increases for Messrs. Graziosi, Coll and Scroggins, and Ms. van Niekerk effective March 1, 2023 based on a review of market and peer group data and key internal considerations. Base salaries for our NEOs in 2023 were as follows:
Name and Principal Position	2023 Base Salary ($)	Percent Increase (%)
David S. Graziosi Chair, President and Chief Executive Officer	1,050,000	5%
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	604,642	0%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	510,035	3%
Eric C. Scroggins Vice President, General Counsel and Secretary	366,000	3%
Teresa J. van Niekerk Vice President, Chief Procurement Officer	380,070	3%
Annual Performance-Based Compensation (IComp). Generally, all of our hourly and salaried employees, including our NEOs, are eligible for annual performance-based compensation under the Allison Transmission Holdings, Inc. 2016 Incentive Plan, or the Incentive Plan. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive IComp in the event certain specified corporate performance measures are achieved. The annual IComp pool is approved by the Compensation Committee based upon the extent of achievement of corporate-level performance goals established annually by the Compensation Committee.
Payout Potential. Under the terms of the IComp program, the formulaic IComp awards are based upon a percentage of base salary, and target-level performance percentages have been set at or above what our Compensation Committee believes to be market levels, such that our total cash compensation is generally intended to be more performance-based than that of our peers. For our NEOs, this percentage ranged from 75% to 125% of salary for target-level achievement in 2023. Maximum formulaic IComp awards for our NEOs are set at 250% of the target values based on our short-term performance and each NEO’s contributions to that performance. None of our NEOs receives a guaranteed annual IComp award.

2024 PROXY STATEMENT	[47]

The following chart sets forth the formulaic IComp awards for target-level achievement and the maximum formulaic IComp awards for our NEOs for 2023, as established by the Compensation Committee in February 2023, which were the same as 2022:
Name and Principal Position	Formulaic IComp at target-level performance (% of base salary)	Maximum formulaic IComp award (% of base salary)
David S. Graziosi Chair, President and Chief Executive Officer	125%	312.5%
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	110%	275%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	100%	250%
Eric C. Scroggins Vice President, General Counsel and Secretary	75%	187.5%
Teresa J. van Niekerk Vice President, Chief Procurement Officer	75%	187.5%
Performance Measures. For the year ended December 31, 2023, the Compensation Committee approved the following performance metrics for the IComp program: Revenue, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow. The Compensation Committee chose these metrics as it believes the Revenue metric incentivizes employees to maintain focus on our revenue growth, which is one of our strategic priorities. The Adjusted EBITDA as a percent of net sales and Adjusted free cash flow metrics are important indicators of our long-term value creation for stockholders. These were the same three metrics used for the 2022 IComp program.
The metrics for 2023 IComp were approved by the Compensation Committee in February 2023. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals and the actual performance achieved under the IComp program for the year ended December 31, 2023:
Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Revenue	35%	$2,703	$2,875	$3,105	$3,035
Adjusted EBITDA as a percent of net sales(1)	30%	33.61%	34.61%	36.86%	36.51%
Adjusted free cash flow(2)	35%	$453	$505	$597	$641
(1)
For purposes of 2023 IComp, Adjusted EBITDA as a percent of net sales was defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by our senior secured credit facility divided by net sales, as reported in our Annual Report on Form 10-K for the year ended December 31, 2023, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital market transaction costs. No such adjustments to our reported Adjusted EBITDA as a percent of net sales were made for purposes of 2023 IComp.

(2)
For purposes of 2023 IComp, Adjusted free cash flow was defined as net cash provided by operating activities, less additions of long-lived assets, as reported in our Annual Report on Form 10-K for the year ended December 31, 2023, plus, if applicable, adjustments for certain transactions related to a change in our U.S. government price reduction reserve, capital expenditure timing decisions versus budget, capital markets transactions and technology-related initiatives. In 2023, an $18.0 million decrease was made to our reported Adjusted free cash flow for IComp purposes to account for the payment of the United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) collective bargaining agreement (“CBA”) ratification bonuses and capital expenditures that were assumed in the 2023 budget that did not occur.

A reconciliation of Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow to the most comparable GAAP measures, prior to the $18.0 million decrease to Adjusted free cash flow described in

48	2024 PROXY STATEMENT

footnote 2 above, can be found in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of our Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 14, 2024.
Once the extent of achievement of IComp targets has been established for our NEOs and our other executives, the total IComp funding pool for each metric is interpolated between 0% at threshold to 100% at target and 100% at target to 250% at maximum and then multiplied by a weighting for each performance metric. Based on the foregoing levels of corporate achievement, we exceeded the target level of performance for Adjusted EBITDA as a percent of net sales and Revenue and exceeded the maximum level of performance for Adjusted free cash flow, resulting in a payout of 226.97% of target for 2023 performance.
Applying the 2023 IComp metric performance, formulaic IComp award calculations for the NEOs for the year ended December 31, 2023 were as follows:
Name	Target Award as a % of Base Salary	% of Target Award Earned	% of Base Salary Earned
David S. Graziosi	125%	226.97%	283.71%
G. Frederick Bohley	110%	226.97%	249.67%
John M. Coll	100%	226.97%	226.97%
Eric C. Scroggins	75%	226.97%	170.23%
Teresa J. van Niekerk	75%	226.97%	170.23%
Consistent with prior years, the Compensation Committee then further adjusted the formulaic payouts to certain of the NEOs based on the CEO’s recommendations and the Compensation Committee’s subjective assessment of the NEO’s individual performance, business impact, contributions and leadership, as follows:
•
Mr. Bohley: his leadership of our strategy, business and corporate development activities, execution of our investor relations program, implementation of product pricing strategies to realize our increased value propositions and support of the UAW CBA negotiations;

•
Mr. Coll: his support of our business and corporate development activities, execution of our growth initiatives, implementation of product pricing strategies to realize our increased value propositions and support of the UAW CBA negotiations;

•
Mr. Scroggins: his leadership of our ESG compliance and reporting activities, execution of our litigation management program, support of our business and corporate development activities, and support of the UAW CBA negotiations; and

•
Ms. van Niekerk: her leadership in our product initiatives and programs activities, management of considerable labor, supply chain, transportation and raw material constraints and support of our business and corporate development activities.

The actual IComp awards earned by the NEOs for 2023 are included in the Summary Compensation Table for 2023 under the “Non-Equity Incentive Plan Compensation” and “Bonus” columns.
Name	Non-Equity Incentive Plan Compensation ($)	Bonus ($)	Total IComp ($)	Total IComp as % of Initial Target Payout Opportunity
David S. Graziosi	2,978,981	0	2,978,981	226.97%
G. Frederick Bohley	1,509,591	40,409	1,550,000	233.05%
John M. Coll	1,157,627	17,373	1,175,000	230.38%
Eric C. Scroggins	623,033	16,967	640,000	233.15%
Teresa J. van Niekerk	646,984	28,016	675,000	236.80%

2024 PROXY STATEMENT	[49]

Long-Term Equity Incentive Awards. The Compensation Committee approves annual equity awards, which for the NEOs in 2023 were in the form of stock options, RSUs and performance units granted under the 2015 Plan, at its first regularly scheduled meeting of each year, which typically occurs in February. Specifically, the NEOs’ annual equity awards in 2023 were allocated as 1/3 of the value in stock options, 1/3 of the value in RSUs and 1/3 of the value in performance units.
We grant stock options to our NEOs because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant. RSUs were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. Both the 2023 stock option and RSU awards vest ratably over three years on the anniversary of the date of grant.
We grant performance units to further emphasize our long-term market performance and align executives’ incentives with those of our stockholders. We believe the use of performance units as an equity vehicle is consistent with market best practices for executive pay. For the 2023-2025 performance period, the Compensation Committee approved rTSR as the metric for the performance units granted to our NEOs, with our rTSR compared to the same premier industrial peer group companies that we used to assess competitive pay, plus BorgWarner Inc., Cummins Inc., Eaton Corporation plc, Parker-Hannifin Corporation, Roper Technologies, Inc. and TransDigm Group Incorporated, which we believe remain relevant comparators from a performance perspective despite their larger size. The Compensation Committee set a performance target for rTSR at the 50th percentile of the TSRs of the peer group for the three-year period from January 1, 2023 to December 31, 2025. Possible payouts for the performance units range from: 0% if actual 2023-2025 rTSR is below the 25th percentile of the TSRs of the peer group, 50% if actual 2023-2025 rTSR is at the 25th percentile of the TSRs of the peer group, 100% if actual 2023-2025 rTSR is at the 50th percentile of the TSRs of the peer group and up to 200% if actual 2023-2025 rTSR is at or above the 75th percentile of the TSRs of the peer group. Performance units earned based on 2023-2025 performance will vest no later than February 28, 2026.
The number of stock options, RSUs and performance units granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. Target values for each of our NEOs were as follows:
Name	Target Value of Long-Term Equity Incentive Awards ($)
David S. Graziosi	5,300,000
G. Frederick Bohley	1,148,820
John M. Coll	688,547
Eric C. Scroggins	366,000
Teresa J. van Niekerk	380,070
The target value was then divided by a 60-day average share price to determine the number of shares to grant to our NEOs, and then one-third of those shares were allocated to stock options, one-third to RSUs and one-third to performance units. The number of shares allocated to stock options was then multiplied by three to reflect the lower value of a stock option as compared to an RSU or performance unit. As a result, our NEOs were granted the following awards:
Name	Grant Date	Stock Options (#)	RSUs (#)	Performance Units (at Target) (#)
David S. Graziosi	02/22/2023	120,757	40,252	40,252
G. Frederick Bohley	02/22/2023	26,175	8,725	8,725
John M. Coll	02/22/2023	15,688	5,229	5,229
Eric C. Scroggins	02/22/2023	8,339	2,780	2,780
Teresa J. van Niekerk	02/22/2023	8,660	2,887	2,887

50	2024 PROXY STATEMENT

The values of the awards as reported in the Summary Compensation Table are computed in accordance with ASC 718. As a result, the equity award values in the Summary Compensation Table differ from the target values described above and used to calibrate the number of shares granted.
Results of the 2021-2023 Performance Units. The performance units we granted to Messrs. Graziosi, Bohley, Coll and Scroggins and Ms. van Niekerk in 2021 were based on rTSR ranking against a defined comparator group. Performance was measured from January 1, 2021 through the end of December 31, 2023 using a 20-day average share price for the starting and ending dates and including the impact from re-invested dividends. As indicated below, our three-year annualized relative performance was at the 66th percentile of the TSRs of the comparator group, resulting in a 163% payout of the units granted. The Compensation Committee certified this result in February 2024.
Name	Relative Performance	Potential Payout
Below Threshold	Less than 25th %ile	0% of Target Shares
Threshold	25th %ile	50% of Target Shares
Target	50th %ile	100% of Target Shares
Maximum	75th %ile or Above	200% of Target Shares
Actual Performance	66th %ile	163% of Target Shares
Role of Compensation Consultant. The Compensation Committee retained Semler Brossy as its independent compensation consultant for 2023. During 2023, Semler Brossy assisted the Compensation Committee with the following compensation-related matters:
•	Identifying a peer group of appropriately sized public companies for making market comparisons;
•	Assessing executive pay levels and practices relative to market practices;
•	Reviewing pay recommendations for executive officers;
•	Reviewing and providing guidance on performance measures and objectives established for determining performance-based compensation;
•	Providing information on compensation methodologies and practices for new executive-level hires and succession planning purposes;
•	Updating the Compensation Committee on developing regulatory and governance trends;
•	Completing a review of compensation-related risks, focusing on compensation design; and
•	Reviewing and providing input on the annual compensation discussion and analysis disclosures.
Semler Brossy does not provide other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from providing services to the Compensation Committee.
Use of Peer Group Data. The Compensation Committee reviews competitive pay practices in determining compensation for our executives, including our NEOs; however, the Compensation Committee does not target a specific percentile of market in determining individual pay levels. Rather, in alignment with the considerations described above under “Compensation Overview—Determination of Compensation Awards,” the Compensation Committee determines the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation — base salary, IComp and long-term equity incentives — in reliance upon the judgment and general knowledge of its members and the advice of the Compensation Committee’s independent consultant to ensure we attract, develop and retain superior talent.

2024 PROXY STATEMENT	[51]

The Compensation Committee reviewed peer group data provided by Semler Brossy in late 2022 for 2023 pay decisions for purposes of comparing our executive compensation programs and amounts to those of other publicly traded companies with size and financial characteristics similar to our own, or which operate in similar industries. The peer group is reviewed annually based on U.S. publicly traded companies in the industrial components, parts and equipment industries, with a focus on companies similar in scale to Allison with comparable financial profiles (e.g., companies with EBITDA margins higher than 15%). For pay decisions made for 2023, our peer group consisted of the following companies:
•	Altra Industrial Motion Corp. (acquired by Regal Rexnord Corporation in 2023)	•	IDEX Corporation
•	Crane Company	•	ITT Inc.
•	Curtiss-Wright Corporation	•	Lincoln Electric Holdings, Inc.
•	Donaldson Company, Inc.	•	The Middleby Corporation
•	Flowserve Corporation	•	Nordson Corporation
•	Gates Industrial Corporation plc	•	Sensata Technologies Holdings plc
•	Gentex Corporation	•	Woodward, Inc.
•	Graco Inc.	•	Zurn Elkay Water Solutions Corporation
•	HEICO Corporation
In addition, the Compensation Committee included BorgWarner Inc., Cummins Inc., Eaton Corporation plc, Parker-Hannifin Corporation, Roper Technologies, Inc. and TransDigm Group Incorporated in our 2023 peer group for the rTSR performance metric used in our performance unit awards, but otherwise excluded these companies from our 2023 peer group for comparative compensation purposes due to their larger size.
In addition to the data from the peer group, the Compensation Committee also reviews pay data for similarly-sized companies from nationally recognized pay surveys for those executive positions that are not reported with sufficient frequency in the public disclosures of our peers to draw meaningful comparisons.
Defined Contribution Plans
We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Code and that we refer to as the 401(k) Plan. The 401(k) Plan permits our eligible salaried employees to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan.
We provide matching contributions to the 401(k) Plan in an amount equal to 100% of each participant’s contributions, up to a maximum of 4% of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either 1% and/or 4% of eligible salary, subject to certain other limits. All matching contributions fully vest after three years of service.
The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.
Defined Benefit Plan
Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages and IComp wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.
Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before

52	2024 PROXY STATEMENT

January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives. Mr. Bohley is our only NEO who participates in our defined benefit plan. For additional information on the accrued pension benefits for the NEOs in 2023, see the “Pension Benefits for 2023” table below.
Deferred Compensation Plan
We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the qualified 401(k) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are fully vested after three years of service. Upon death or disability of the participant or a change-in-control affecting us, a participant’s account becomes 100% vested.
Employment and Severance Arrangements
The Compensation Committee considers the employment and retention of a highly capable and effective management team to be essential to protecting and enhancing the interests of the Company and our stockholders. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us could result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. We entered into a severance and change-in-control agreement, or the Agreement, with Mr. Graziosi in March 2018, which became effective on June 1, 2018 and replaced his prior employment agreement. During 2022, the Compensation Committee approved an Executive Change-in-Control & Severance Plan, or the Severance Plan, pursuant to which our NEOs, other than Mr. Graziosi, are eligible for severance payments and benefits upon certain qualifying terminations of employment. As a condition to participating in the Severance Plan, our NEOs waived their rights to severance payments and benefits under their prior change-in-control severance agreements with us. Both the Agreement and the Severance Plan provide payments and benefits to our NEOs upon termination of employment without cause (as defined in the Agreement and the Severance Plan, respectively) or resignation of employment for good reason (as defined in the Agreement and the Severance Plan, respectively), each a Qualifying Termination, and upon a Qualifying Termination that occurs within two years following a change-in-control. The Agreement also provides payments and benefits to Mr. Graziosi upon his death or disability.
For more information on the potential payments Mr. Graziosi would have received under the Agreement and Messrs. Bohley, Coll, Scroggins, and Ms. van Niekerk would have received under the Severance Plan had they experienced a Qualifying Termination, including a Qualifying Termination following a change-in-control, or had the NEOs died or became disabled on December 31, 2023, see “Potential Payments upon Termination or Change-in-Control” below.
Other Elements of Compensation and Perquisites
We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We provide personal liability insurance to our executive officers as well as higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We also provide our executive officers with the personal use of our fleet automobiles. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us to attract and retain talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in the Summary Compensation Table.

2024 PROXY STATEMENT	[53]

Tax Considerations
Deductibility of Executive Compensation. The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code. In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our stockholders’ best interests and is necessary to comply with contractual commitments, or to maintain flexibility needed to attract talent, promote retention or recognize and reward desired performance.
Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change-in-control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Section 409A of the Code. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Section 409A of the Code.
Prohibition on Hedging and Pledging
We have adopted, as part of our insider trading policy, prohibitions on the short sale of our common stock and the issuance, purchase or sale of, or trading or dealing in, puts, calls or other options or rights relating to our common stock. These provisions prohibit our directors, officers and employees from hedging the risk of their ownership of our common stock. We also prohibit our directors, officers and employees from holding our common stock in a margin account or otherwise pledging it as collateral for a loan.
Compensation-Related Risk Assessment
Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Report
The Compensation Committee of the Board of Directors consists of the four directors named below, each of whom meets the independence standards of the NYSE Manual and the rules and regulations of the SEC.
We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023 and the proxy statement for the 2024 annual meeting of stockholders.
The Compensation Committee
Judy Altmaier, Chair
D. Scott Barbour
Philip J. Christman
Richard P. Lavin

54	2024 PROXY STATEMENT

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2023, December 31, 2022 and, where applicable, December 31, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(6)	All Other Compensation ($)(4)	Total ($)
David S. Graziosi Chair, President and Chief Executive Officer	2023	1,041,667	—	4,447,041	1,753,054	2,978,981	—	107,882	10,328,625
	2022	995,000	—	4,468,541(7)	1,250,598(7)	2,384,757	—	102,802	9,201,698
	2021	970,000	206	3,767,820	1,128,753	2,563,294	—	98,495	8,528,568
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	2023	604,642	40,409(5)	963,938	379,988	1,509,591	85,396	67,028	3,650,992
	2022	599,843	77,107	884,674	255,470	1,268,893	—	65,295	3,151,282
	2021	571,542	75,882	723,271	216,664	1,339,118	17,322	61,764	3,005,563
John M. Coll Senior Vice President, Global Marketing, Sales and Service	2023	507,559	17,373 (5)	577,700	227,746	1,157,627	—	80,087	2,568,092
	2022	491,250	43,293	588,659	169,989	944,707	—	77,384	2,315,282
	2021	468,000	43,010	481,259	144,173	996,990	—	63,824	2,197,256
Eric C. Scroggins Vice President, General Counsel and Secretary	2023	364,248	16,967(5)	307,134	121,059	623,033	—	49,906	1,482,347
	2022	352,615	23,346	325,035	93,871	508,654	—	46,967	1,350,488
	2021	335,200	23,706	265,512	79,541	536,294	—	58,772	1,299,025
Teresa van Niekerk Vice President, Chief Procurement Officer	2023	378,225	28,016 (5)	318,955	125,719	646,984	—	52,196	1,550,095
	2022	365,833	40,014	337,398	97,441	527,986	—	48,513	1,417,185
(1)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all RSUs and performance units granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2023—Narrative Discussion—Equity Incentive Plan Awards” below for awards granted in 2023, 2022 and 2021.

For 2023, amounts shown include RSUs and performance units granted on February 22, 2023. To determine the grant date fair value of the RSUs, we used $47.35, the closing market price of a share of our common stock as reported by the NYSE on the date of grant.
Performance unit amounts represent the value at the grant date based upon the probable outcome of the performance conditions, which was the target level of performance. The following table presents the grant date fair value of the performance units included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:
Name	Grant Date Fair Value (Based on Probable Outcome ($))	Grant Date Fair Value (Based on Maximum Performance ($))
Mr. Graziosi	2,541,109	5,082,218
Mr. Bohley	550,809	1,101,619
Mr. Coll	330,107	660,214
Mr. Scroggins	175,501	351,003
Ms. van Niekerk	182,256	364,513
The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future and, for performance units, the level of achievement of the performance conditions.
(2)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all stock option awards granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2023—Narrative Discussion—Equity Incentive Plan Awards” below for stock options granted in 2023, 2022 and 2021. For 2023, amounts shown include stock options granted on February 22, 2023.

2024 PROXY STATEMENT	[55]

(3)
Represents the formulaic awards earned under our annual IComp program for the year indicated. For a discussion of the determination of these amounts, see “Compensation Discussion and Analysis—2023 Compensation Decisions—Annual Performance-Based Compensation” above.

(4)	Amounts for 2023 include the following:
	Graziosi	Bohley	Coll	Scroggins	van Niekerk
Employer contributions under 401(k) Plan	37,796	22,976	33,365	29,762	30,873
Employer contributions under Deferred Compensation Plan	41,667	24,186	20,302	14,570	15,129
Company-paid life and disability insurance premiums	7,128	5,832	10,016	3,514	2,888
Personal use of Company automobiles	—	—	302	—	655
Company-paid Personal Umbrella Liability Insurance premiums	2,060	2,060	2,060	2,060	2,060
Wellness program rewards	—	346	710	—	591
Vacation payout	19,231	11,628	13,332	—	—
(5)
Represents the discretionary portion of IComp payments to Messrs. Bohley, Coll, and Scroggins and Ms. van Niekerk. See “Compensation Discussion and Analysis—2023 Compensation Decisions—Annual Performance-Based Compensation” above.

(6)	Mr. Bohley’s pension value decreased by $189,003 in the calendar year ended December 31, 2022.
(7)
Due to an administrative error, the grant date fair values of the stock option awards and the RSUs granted to Mr. Graziosi during 2022 were incorrectly reported in our 2023 proxy statement. The correct values are reflected in the Summary Compensation Table above.

56	2024 PROXY STATEMENT

Grants of Plan-Based Awards for 2023
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Graziosi	02/22/2023							40,252	—	—	1,905,932(2)
	02/22/2023							—	120,757	47.35	1,753,054(3)
	02/22/2023				20,126	40,252	80,504	—	—	—	2,541,109(4)
	—	—	1,312,500	3,281,250
G. Frederick Bohley	02/22/2023							8,725	—	—	413,129(2)
	02/22/2023							—	26,175	47.35	379,988(3)
	02/22/2023				4,363	8,725	17,450	—	—	—	550,809(4)
	—	—	665,106	1,662,766
John M. Coll	02/22/2023							5,229	—	—	247,593(2)
	02/22/2023							—	15,688	47.35	227,746(3)
	02/22/2023				2,615	5,229	10,458	—	—	—	330,107(4)
	—	—	510,035	1,275,088
Eric C. Scroggins	02/22/2023							2,780	—	—	131,633(2)
	02/22/2023							—	8,339	47.35	121,059(3)
	02/22/2023				1,390	2,780	5,560	—	—	—	175,501(4)
	—	—	274,500	686,250
Teresa J. van Niekerk	02/22/2023							2,887	—	—	136,699(2)
	02/22/2023							—	8,660	47.35	125,719(3)
	02/22/2023				1,444	2,887	5,774	—	—	—	182,256(4)
	—	—	285,053	712,631
(1)	Amounts shown reflect the target and maximum payout opportunities under the IComp metrics established by the Compensation Committee in February 2023 for the 2023 IComp program.
Actual awards earned under our annual IComp program are paid in the year following the year on which performance is based, with the amounts determined using the base salary in effect at the time of payment. Amounts paid in March 2024 for 2023 performance were as follows:
Actual Payouts Under Non-Equity Incentive Plan Awards ($)
Mr. Graziosi	2,978,981
Mr. Bohley	1,550,000(a)
Mr. Coll	1,175,000(a)
Mr. Scroggins	640,000(a)
Ms. van Niekerk	675,000(a)
(a)	Includes the following amounts reported in the Bonus column of the Summary Compensation Table: Mr. Bohley—$40,409; Mr. Coll—$17,373; Mr. Scroggins—$16,967; and Ms. van Niekerk—$28,016.
See “Compensation Discussion and Analysis—2023 Compensation Decisions—Annual Performance-Based Compensation” above for a discussion of the calculation of this amount and for additional information regarding the IComp program for 2023.
(2)
Amounts represent the grant date fair value of RSUs granted on February 22, 2023, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our RSU awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(3)
Amounts represent the grant date fair value of option awards granted on February 22, 2023, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock option awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

2024 PROXY STATEMENT	[57]

(4)
Amounts represent the grant date fair value of performance units granted on February 22, 2023, based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

Narrative Discussion
Non-Equity Incentive Plan Awards. The non-equity incentive plan awards were granted under the Incentive Plan and represent the IComp opportunity for 2023 under the IComp metrics established by the Compensation Committee in February 2023. Amounts actually paid for 2023 performance are shown (i) for the formulaic portion, in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and (ii) for the discretionary portion, in the column titled “Bonus”. Material terms of the IComp awards are described above under “Compensation Discussion and Analysis—2023 Compensation Decisions—Annual Performance-Based Compensation.”
Equity Incentive Plan Awards. The equity incentive plan awards were granted under the 2015 Plan and represent performance unit awards, RSUs and stock options.
Performance Units. The grant date fair value of the performance units utilizing rTSR as the performance metric granted to Messrs. Graziosi, Bohley, Coll and Scroggins and Ms. van Niekerk (i) during 2023 was $63.13 per share underlying the unit, (ii) during 2022 was $62.76 per share underlying the unit, and (iii) during 2021 was $55.61 per share underlying the unit, each as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:
	2023	2022	2021
Expected volatility	24%-51%	28%-49%	28%-50%
Expected term (in years)	2.86	2.85	2.89
Risk-free rate	4.35%	1.74%	0.18%
Material terms of the performance units granted during 2023, including a discussion of the applicable performance measures and target performance for the three-year performance period ending December 31, 2025, are described above under “Compensation Discussion and Analysis—2023 Compensation Decisions—Long-Term Equity Incentive Awards.”
RSUs. The RSUs were granted under the 2015 Plan. The grant date fair value of the RSUs granted on (i) February 22, 2023 was $47.35 per share, (ii) February 24, 2022 was $38.11 per share, (iii) February 23, 2022 was $39.42 per share and (iv) February 10, 2021 was $43.13 per share, each of which were the closing price of a share of our common stock on the date of grant as reported by the NYSE. The RSUs vest ratably over three years on the anniversary of the date of grant, contingent on continued employment through each vesting date. Material terms of the RSUs granted during 2023 to Messrs. Graziosi, Bohley, Coll and Scroggins and Ms. van Niekerk are described above under “Compensation Discussion and Analysis—2023 Compensation Decisions—Long-Term Equity Incentive Awards.” Each RSU accrues dividend equivalents for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding shares of our common stock between the grant date and the vesting date. All dividend equivalents are deemed to be reinvested in additional RSUs as of the dividend payment date based on the closing price of a share of our common stock on such date and are subject to the same vesting provisions that apply to the underlying RSU.
Option Awards. The option awards were granted under the 2015 Plan and represent nonqualified stock options. The grant date fair value of the stock options granted on (i) February 22, 2023 was $14.5172 per share underlying the options, (ii) February 24, 2022 was $9.41 per share underlying the options, (iii) February 23, 2022 was $9.8356 per share underlying the options and (iv) February 10, 2021 was $9.86 per share underlying the options, each as determined using a Black-Scholes option pricing model using the assumptions noted in the following table:
	2023	2022	2021
Expected volatility	31.51%	30.07%	29.18%
Expected dividend yield	1.77%	1.93%	1.58%
Expected term (in years)	5.61	5.61	5.61
Risk-free rate	4.11%	1.92%	0.56%

58	2024 PROXY STATEMENT

Expected volatility is based on “the average volatilities of otherwise similar public entities” as defined by authoritative accounting guidance. In 2021, we paid a $0.19 per share dividend per quarter, in 2022, we paid a $0.21 per share dividend per quarter and in 2023, we paid a $0.23 per share dividend per quarter. In the first quarter of 2024, we began paying a $0.25 per share dividend per quarter. The expected term is derived from the average of the weighted vesting life and the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The stock options become exercisable ratably over three years on the anniversary of the date of grant, contingent on continued employment through each vesting date, and expire ten years from the date of grant. The stock options have an exercise price of $47.35, $38.11, $39.42 and $43.13 per share, which was the closing price of a share of our common stock on February 22, 2023, February 24, 2022, February 23, 2022 and February 10, 2021, respectively, as reported by the NYSE. Other material terms of our option awards are described above under “Compensation Discussion and Analysis—2023 Compensation Decisions—Long-Term Equity Incentive Awards.”

2024 PROXY STATEMENT	[59]

Outstanding Equity Awards at December 31, 2023
The following table provides information regarding the stock options and other equity awards held by the NEOs as of December 31, 2023.
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(12)	Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(14)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(15)
David S. Graziosi	76,318(1)	38,160(1)	43.13	2/10/2031
	44,300(2)	88,601(2)	38.11	2/24/2032
	—	120,757(3)	47.35	2/22/2033
					147,407	8,571,717	169,104	9,833,398
G. Frederick Bohley	7,150(4)	—	32.13	2/18/2025
	10,348(5)	—	23.59	2/16/2026
	3,961(6)	—	37.11	2/22/2027
	5,787(7)	—	43.30	2/07/2028
	4,959(8)	—	41.86	6/01/2028
	11,052(9)	—	49.60	2/20/2029
	18,594(10)	—	43.24	2/25/2030
	14,649(1)	7,325(1)	43.13	2/10/2031
	8,658(11)	17,316(11)	39.42	2/23/2032
	—	26,175(3)	47.35	2/22/2033
					29,412	1,710,307	34,766	2,021,643
John M. Coll	8,802(6)	—	37.11	2/22/2027
	11,223(7)	—	43.30	2/07/2028
	11,052(9)	—	49.60	2/20/2029
	12,361(10)	—	43.24	2/25/2030
	9,748(1)	4,874(1)	43.13	2/10/2031
	5,761(11)	11,522(11)	39.42	2/23/2032
	—	15,688(3)	47.35	2/22/2033
					18,982	1,103,803	21,980	1,278,137
Eric C. Scroggins	—	2,689(16)	43.13	2/10/2031
	—	6,363(17)	39.42	2/23/2032
	—	8,339(3)	47.35	2/22/2033
					10,364	602,667	11,922	693,264
Teresa J. van Niekerk	—	2,761(16)	43.13	2/10/2031
	—	6,605(17)	39.42	2/23/2032
	—	8,660(3)	47.35	2/22/2033
					10,696	621,972	12,378	719,781
(1)	The option vests in three equal annual installments beginning on February 10, 2022.
(2)	The option vests in three equal annual installments beginning on February 24, 2023.
(3)	The option vests in three equal annual installments beginning on February 22, 2024.
(4)	The option became exercisable with respect to 100% of the underlying shares on February 19, 2018.
(5)	The option became exercisable with respect to 100% of the underlying shares on February 17, 2019.
(6)	The option became exercisable with respect to 100% of the underlying shares on February 22, 2020.
(7)	The option became exercisable with respect to 100% of the underlying shares on February 7, 2021.
(8)	The option became exercisable with respect to 100% of the underlying shares on June 1, 2021.
(9)	The option became exercisable with respect to 100% of the underlying shares on February 20, 2022.
(10)	The option became exercisable with respect to 100% of the underlying shares on February 25, 2023.

60	2024 PROXY STATEMENT

(11)	The option vests in three equal annual installments beginning on February 23, 2023.
(12)
The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column include the number of shares of common stock underlying unvested RSUs and the number of dividend equivalents on such RSUs for all NEOs.

(13)
Calculated by multiplying (a) the number of shares of RSUs that have not vested, plus (b) the number of shares vesting in February 2024 for the 2021-2023 performance units at the actual payout amount for such performance units, plus (c) any dividend equivalents on such RSUs and performance units, by $58.15, the closing price of a share of our common stock on December 29, 2023, the last trading day of the year, as reported by the NYSE. As of December 31, 2023, the relevant performance criteria for the 2021-2023 performance units had been satisfied, but the awards did not vest until February 28, 2024. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards:

	Vesting Date	RSUs (#)	2021-2023 Performance Units	Dividend Equivalents (#)
Mr. Graziosi	02/10/2024	12,720		770
	02/24/2024	14,767		593
	02/24/2025	14,767		593
	02/22/2024	13,417		248
	02/22/2025	13,417		249
	02/22/2026	13,418		249
	02/28/2024		62,199
Mr. Bohley	02/10/2024	2,442		145
	02/23/2024	2,886		114
	02/23/2025	2,886		115
	02/22/2024	2,908		53
	02/22/2025	2,908		53
	02/22/2026	2,909		54
	02/28/2024		11,939
Mr. Coll	02/10/2024	1,625		96
	02/23/2024	1,920		76
	02/23/2025	1,921		76
	02/22/2024	1,743		31
	02/22/2025	1,743		32
	02/22/2026	1,743		32
	02/28/2024		7,944
Mr. Scroggins	02/10/2024	897		51
	02/23/2024	1,060		41
	02/23/2025	1,061		41
	02/22/2024	926		16
	02/22/2025	927		17
	02/22/2026	927		17
	02/28/2024		4,383
Ms. van Niekerk	02/10/2024	920		52
	02/23/2024	1,101		42
	02/23/2025	1,101		43
	02/22/2024	962		17
	02/22/2025	962		17
	02/22/2026	963		18
	02/28/2024		4,498
(14)
Includes unearned performance units granted in 2022 and 2023. The number of shares reported is calculated based on the actual performance results for the performance units under the applicable performance measures through the end of 2023 and assuming that the payout will occur at the next highest level (threshold, target or maximum). As of December 31, 2023, the performance units granted in 2022 and 2023 were tracking above target and are presented at the maximum level.

2024 PROXY STATEMENT	[61]

	Vesting Date	Performance Units (#)
Mr. Graziosi	No later than 02/28/2025	88,600
	No later than 02/28/2026	80,504
Mr. Bohley	No later than 02/28/2025	17,316
	No later than 02/28/2026	17,450
Mr. Coll	No later than 02/28/2025	11,522
	No later than 02/28/2026	10,458
Mr. Scroggins	No later than 02/28/2025	6,362
	No later than 02/28/2026	5,560
Ms. van Niekerk	No later than 02/28/2025	6,604
	No later than 02/28/2026	5,774
(15)
Calculated by multiplying the projected performance unit achievement by $58.15, the closing price of a share of our common stock on December 29, 2023, the last trading day of the year, as reported by the NYSE.

(16)	Represents the final tranche of this stock option grant, which vested on February 10, 2024.
(17)	Represents the final two tranches of this stock option grant, which will vest in equal installments on February 23, 2024 and February 23, 2025.
Options Exercised and Stock Vested during 2023
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
David S. Graziosi	72,140	1,265,351	152,438	6,480,727
G. Frederick Bohley	10,175	291,222	12,064	567,968
John M. Coll	—	—	8,018	377,483
Eric C. Scroggins	36,944	366,546	4,399	207,094
Teresa J. van Niekerk	27,180	274,201	4,465	210,177
(1)	Includes performance units, RSUs and dividend equivalents that vested as follows:
	Date	Performance Units (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Graziosi	1/03/2023	124,111	—	—
	2/10/2023	—	12,720	527
	2/24/2023	—	14,766	314
Mr. Bohley	2/10/2023	—	2,442	100
	2/23/2023	—	2,886	61
	2/25/2023	—	6,198	377
Mr. Coll	2/10/2023	—	1,625	65
	2/23/2023	—	1,920	40
	2/25/2023	—	4,120	248
Mr. Scroggins	2/10/2023	—	896	35
	2/23/2023	—	1,060	21
	2/25/2023	—	2,254	133
Ms. van Niekerk	2/10/2023	—	920	36
	2/23/2023	—	1,100	22
	2/25/2023	—	2,254	133

62	2024 PROXY STATEMENT

Pension Benefits for 2023
The following table sets forth information regarding the accrued pension benefits for the NEOs for 2023 under our defined benefit plan.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
G. Frederick Bohley	Allison Transmission Retirement Program for Salaried Employees	16.4	526,488	—
Mr. Bohley participates in our defined benefit plan. Messrs. Graziosi, Coll and Scroggins, and Ms. van Niekerk did not commence service with our predecessor prior to January 1, 2007 and are therefore not eligible to participate in our defined benefit plan. For a description of this plan see “Compensation Discussion and Analysis—Defined Benefit Plan” above.
For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the defined benefit plan, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
Nonqualified Deferred Compensation for 2023
The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2023 under our Deferred Compensation Plan. For a description of this plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” above.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David S. Graziosi	52,083	41,667	74,484	—	1,503,447
G. Frederick Bohley	30,232	24,186	117,312	—	593,637
John M. Coll	74,778	20,302	29,069	(37,201)	292,399
Eric C. Scroggins	18,212	14,570	69,968	—	447,104
Teresa J. van Niekerk	18,911	15,129	41,917	—	276,062
(1)	The amounts shown in this column are reported in the Summary Compensation Table as follows:
	Amount Reported in the Summary Compensation Table as part of Salary for 2023 ($)	Amount Reported in the Summary Compensation Table as part of Non-Equity Incentive Plan Compensation for 2022 ($)	Amount Reported in the Summary Compensation Table as part of Bonus for 2022 ($)
Mr. Graziosi	52,083	—	—
Mr. Bohley	30,232	—	—
Mr. Coll	25,378	28,505	20,895
Mr. Scroggins	18,212	—	—
Ms. van Niekerk	18,911	—	—
(2)	The amounts shown in this column are reported in the Summary Compensation Table for 2023 as part of All Other Compensation.
(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

2024 PROXY STATEMENT	[63]

(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:
	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2023 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2022 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2021 ($)
Mr. Graziosi	93,750	89,550	87,300
Mr. Bohley	54,417	53,986	51,439
Mr. Coll	95,080	96,213	53,370
Mr. Scroggins	32,782	31,736	30,168
Ms. van Niekerk	34,040	32,925	N/A
Potential Payments upon Termination or Change-in-Control
Graziosi Severance and Change-in-Control Agreement. Mr. Graziosi’s Agreement, which became effective on June 1, 2018, provides that:
•
upon a Qualifying Termination, Mr. Graziosi will be entitled to receive (i) severance payments equal to two times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; (ii) continued healthcare coverage for 24 months; and (iii) extension of the post-termination exercise period of any stock options granted under our equity compensation plans until the second anniversary of such termination, subject, in each case, to Mr. Graziosi executing a general release of claims against the Company.

•
if Mr. Graziosi’s Qualifying Termination occurs within two years following a change-in-control, Mr. Graziosi will be entitled to receive, in addition to the severance payments and benefits described above, (i) an additional payment equal to the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; and (ii) continued healthcare coverage for an additional 12 months.

•
if Mr. Graziosi’s employment is terminated due to his disability or death, he will be entitled to receive the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus, in each case, prorated for his partial year of service, subject, in the event of his termination due to disability, to Mr. Graziosi executing a general release of claims against the Company.

•
in addition, any equity or equity-based awards granted under our equity compensation plans will be treated in accordance with the documents governing such awards upon a Qualifying Termination, a Qualifying Termination within two years following a change-in-control or Mr. Graziosi’s death or disability.

As a condition to the effectiveness of the Agreement, Mr. Graziosi executed a confidentiality, restrictive covenant and proprietary rights agreement, which contains provisions regarding the protection of confidential information, assignment of inventions and a covenant pursuant to which Mr. Graziosi has agreed not to compete with certain of our businesses during the term of his employment and for 24 months following his termination for any reason.
Severance Plan. The Severance Plan was approved by the Compensation Committee in July 2022 and provides severance payments and benefits to certain senior level employees who the Compensation Committee designates as eligible to participate in the Severance Plan. The purpose of the Severance Plan is to ensure the continued dedication of key employees by providing severance protections to such participants in the event their employment is terminated under the circumstances designated in the Severance Plan. During 2022, the Compensation Committee designated each of our NEOs, other than Mr. Graziosi, as eligible to participate and determined each NEO’s classification as either a Tier 1 or Tier 2 participant, which determines the level of benefits under the Severance Plan.
Under the Severance Plan, a Tier 2 participant who experiences a Qualifying Termination at any time or a Tier 1 participant who experiences a Qualifying Termination other than within two years after a change-in-control, or a Non-CIC Qualifying Termination, is eligible to receive (i) a lump sum payment in an amount equal to (a) the participant’s annual base salary plus his or her target bonus amount for Tier 1 participants (including Messrs. Bohley and Coll) or (b) the participant’s annual base salary plus a pro-rata target bonus amount for Tier 2

64	2024 PROXY STATEMENT

participants (including Ms. van Niekerk and, for a Non-CIC Qualifying Termination only, Mr. Scroggins); and (ii) payment or reimbursement of premiums for continued group medical plan coverage for a period of up to one year following termination. If a Tier 1 participant experiences a Qualifying Termination within two years after a change-in-control, or a CIC Qualifying Termination, the Tier 1 participant (including Messrs. Bohley, Coll and Scroggins) is eligible to receive (A) a lump sum payment in an amount equal to two-times the participant’s annual base salary plus his or her target bonus amount; (B) payment or reimbursement of premiums for continued group medical plan coverage for a period of up to two years; and (C) accelerated vesting of all unvested equity or equity-based awards granted to the participant and extension of the post-termination exercise period of outstanding stock options until the second anniversary of such CIC Qualifying Termination (but in no event later than the maximum term of the option and otherwise subject to the terms of the applicable equity plan), provided that, unless a provision more favorable to the participant is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement. See “Performance Units” below for additional information on the treatment of outstanding performance units in connection with a change-in-control and certain terminations of employment occurring after a change-in-control.
The NEOs are required to execute a general release of claims as a condition to receiving severance payments and benefits under the Severance Plan and to comply with any non-competition, non-solicitation, non-disparagement and confidentiality agreements with us.
Performance Units. Under the terms of our currently outstanding performance units, in connection with a change-in-control, such performance units are only eligible to vest at the end of the original performance period based on actual performance against the rTSR metrics measured as of the change-in-control and subject to the grantee’s continued service through the end of the original performance period; provided that, such earned performance units will immediately vest in connection with a Qualifying Termination or a termination due to death or disability, in each case, that occurs after the change-in-control. In addition, for the outstanding performance units granted in 2023, such performance units will vest upon the grantee’s death or disability prior to the end of the applicable performance period, with the number of performance units vesting calculated based on our actual performance through the date of termination, prorated based on the number of days in the performance period that elapsed prior to such termination.
Assuming a termination of employment effective as of December 31, 2023 (i) by us without cause or due to Mr. Graziosi’s resignation for good reason, (ii) by us without cause or due to Mr. Graziosi’s resignation for good reason following a change-in-control or (iii) due to death or disability, Mr. Graziosi would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason following a Change-in- Control ($)	Termination Due to Death or Disability ($)
David S. Graziosi	Salary	2,100,000	3,150,000	—
	Bonus	5,284,825	7,927,238	2,642,413
	Stock Options (Accelerated)(1)	—	3,652,903	—
	RSUs (Accelerated) (2)	—	4,954,845	—
	Performance Units (Accelerated)(3)	—	12,724,616	1,318,568
	Benefit Continuation(4)	44,036	68,726	—
	Total	7,428,861	32,478,328	3,960,981
(1)
Amount represents the value of unvested “in-the-money” stock options held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of such unvested stock options that would vest by the difference between $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year, and the exercise price of such stock options.

2024 PROXY STATEMENT	[65]

(2)
Amount represents the value of unvested RSUs and dividend equivalents held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year.

(3)
Amount represents the value of Mr. Graziosi’s unvested performance units that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested performance units by $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year.

(4)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

66	2024 PROXY STATEMENT

Messrs. Bohley, Coll and Scroggins, and Ms. van Niekerk are all participants in the Severance Plan, which provides for severance benefits upon (i) a termination of employment by us without cause or by the executive for good reason, or (ii) a termination of employment by us without cause or by the executive for good reason within two years following a change-in-control. See “Severance Plan” above. Assuming a termination of employment had occurred on December 31, 2023, Messrs. Bohley, Coll and Scroggins, and Ms. van Niekerk would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or for Good Reason ($)	Termination Without Cause or Resignation for Good Reason following a Change- in-Control ($)	Termination Due to Death or Disability ($)
G. Frederick Bohley	Salary	604,642	1,209,284	—
	Bonus	665,106	1,330,212	—
	RSUs (Accelerated)(1)	—	1,016,055	—
	Stock Options (Accelerated)(2)	—	717,040	—
	Performance Units (Accelerated)(3)	—	1,701,178	285,812
	Benefit Continuation(4)	25,834	53,735	—
	Total	1,295,582	6,027,504	285,812
John M. Coll	Salary	510,035	1,020,070	—
	Bonus	510,035	1,020,070	—
	RSUs (Accelerated)(1)	—	641,860	—
	Stock Options (Accelerated)(2)	—	458,445	—
	Performance Units (Accelerated)(3)	—	1,131,948	171,291
	Benefit Continuation(4)	25,834	53,735	—
	Total	1,045,904	4,326,128	171,291
Eric C. Scroggins	Salary	366,000	732,000	—
	Bonus	274,500	549,000	—
	RSUs (Accelerated)(1)	—	347,795	—
	Stock Options (Accelerated)(2)	—	249,629	—
	Performance Units (Accelerated)(3)	—	624,822	91,067
	Benefit Continuation(4)	—	—	—
	Total	640,500	2,503,246	91,067
Teresa J. van Niekerk	Salary	380,070	380,070	—
	Bonus	285,053	285,053	—
	RSUs (Accelerated)(5)	—	360,414	—
	Stock Options (Accelerated)(6)	—	258,710	—
	Performance Units (Accelerated)(7)	—	929,295	94,572
	Benefit Continuation(4)	—	—	—
	Total	665,123	2,213,542	94,572
(1)
Amounts represent the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year.

2024 PROXY STATEMENT	[67]

(2)
Amount represents the value of unvested “in-the-money” stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of such unvested stock options that would vest by the difference between $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year, and the exercise price of such stock options.

(3)
Under the terms of the Severance Plan, unvested performance units continue to vest in accordance with their terms as a result of a termination by us without cause or by the NEO for good reason following a change-in-control, unless a provision more favorable to the NEO is included in an applicable award agreement. This amount represents the value of unvested performance units (i) granted on February 23, 2022 to the NEO that would vest as a result of such termination event based on our actual performance as of December 31, 2023, the assumed date of such termination event, which was at the maximum level of performance; and (ii) granted on February 10, 2021 to the NEO that would vest as a result of such termination event and for which actual performance during the performance period ended December 31, 2023 was 163%. Value is calculated by multiplying the number of such unvested performance units that would vest by $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year. For the unvested performance units granted on February 22, 2023, the actual performance as of December 31, 2023 was less than the maximum level of performance, so it is assumed for purposes of this table that continuing to vest would be more favorable to the NEO and, therefore, no amount is included in this table for those performance units. In addition, for the outstanding performance units granted in 2023, such performance units will vest upon the NEO’s death or disability prior to the end of the applicable performance period, with the number of performance units vesting calculated based on our actual performance through the date of termination, prorated based on the number of days in the performance period that elapsed prior to such termination.

(4)
Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience. Even though Mr. Scroggins and Ms. van Niekerk are eligible to receive the continuation of group health benefits under the Severance Plan, they did not participate in our group health benefits as of December 31, 2023, so no amounts are included for either in this row.

(5)
Amount represents the value of unvested RSUs and dividend equivalents held by Ms. van Niekerk that would vest as a result of a termination by us without cause within 24 months following a change-in-control, pursuant to the terms of her applicable award agreements. Value is calculated by multiplying the number of such unvested RSUs that would vest by $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year.

(6)
Amount represents the value of unvested “in-the-money” stock options held by Ms. van Niekerk that would vest as a result of a termination by us without cause within 24 months following a change-in-control, pursuant to the terms of her applicable award agreements. Value is calculated by multiplying the number of such unvested stock options that would vest by the difference between $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year, and the exercise price of such stock options.

(7)
Amount represents the value of unvested performance units held by Ms. van Niekerk that would vest as a result of a termination by us without cause or by Ms. van Niekerk for good reason following a change-in-control based on our actual performance as of December 31, 2023, the assumed date of such termination event, pursuant to the terms of her applicable award agreements. Value is calculated by multiplying the number of such unvested performance units that would vest by $58.15, the closing price of our common stock on the NYSE on December 29, 2023, the last trading day of the year. In addition, for the outstanding performance units granted in 2023, such performance units will vest upon Ms. van Niekerk’s death or disability prior to the end of the applicable performance period, with the number of performance units vesting calculated based on our actual performance through the date of termination, prorated based on the number of days in the performance period that elapsed prior to such termination, pursuant to the terms of her award agreement.

We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2023, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which base salary amounts are set forth above under “Compensation Discussion and Analysis—2023 Compensation Decisions—Base Compensation,” up to a maximum of $2 million.

68	2024 PROXY STATEMENT

Director Compensation

For 2023, Mr. Graziosi, who is an employee of the Company, received no additional compensation for serving on our Board. Mr. Graziosi’s compensation is reported in the Summary Compensation Table above. During 2023, we provided the following compensation to our non-employee members of the Board:
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Judy L. Altmaier	106,500	144,967	251,467
Stan A. Askren	52,250	0	52,250
D. Scott Barbour	104,500	144,967	249,467
Philip J. Christman	104,500	144,967	249,467
David C. Everitt	98,000	144,967	242,967
Alvaro Garcia-Tunon	54,250	0	54,250
Carolann I. Haznedar	103,000	144,967	247,967
Richard P. Lavin	115,250	144,967	260,217
Sasha Ostojic	91,500	144,967	236,467
Gustave F. Perna	101,875	144,967	246,842
Thomas W. Rabaut	73,250	0	73,250
Richard V. Reynolds	52,250	0	52,250
Krishna Shivram	111,000	144,967	255,967
(1)
Amounts included in this column represent the director’s annual retainer and committee service fees. The annual retainer may be paid in common stock or cash, at the director’s election. Both the annual retainer and committee service fees may be deferred under our Director Deferred Compensation Plan. The annual retainer and committee fees included in this column were paid as follows:

Name	Annual Retainer— Common Stock (#)	Annual Retainer— DSU (#)	Annual Retainer— Cash ($)	Committee and Other Fees—Cash ($)	Committee and Other Fees—DSUs (#)
Ms. Altmaier	—	—	85,000	21,500	—
Mr. Askren	—	—	42,500	9,750	—
Mr. Barbour	836	—	42,500	19,500	—
Mr. Christman	—	—	85,000	19,500	—
Mr. Everitt	—	—	85,000	13,000	—
Mr. Garcia-Tunon	—	—	42,500	11,750	—
Ms. Haznedar	—	—	85,000	18,000	—
Mr. Lavin	—	1,675	—	—	571
Mr. Ostojic	—	—	85,000	6,500	—
General Perna	—	—	85,000	16,875	—
Mr. Rabaut	909	—	—	30,750	—
General Reynolds	—	—	42,500	9,750	—
Mr. Shivram	—		85,000	26,000	—

2024 PROXY STATEMENT	[69]

(2)
Represents the grant date fair value of the annual equity award in accordance with ASC 718. The amounts are calculated by multiplying the number of shares underlying the award by the closing price for a share of our common stock as reported by the NYSE on the date of grant and include the director’s annual equity award received in RSUs:

Name	Annual Equity Award—RSUs (#)	Annual Equity Award—DSUs (#)
Ms. Altmaier	—	3,146
Mr. Barbour	3,146	—
Mr. Christman	3,146	—
Mr. Everitt	—	3,146
Ms. Haznedar	—	3,146
Mr. Lavin	—	3,146
Mr. Ostojic	3,146	—
General Perna	3,146	—
Mr. Shivram	3,146	—
Mr. Askren, Mr. Garcia-Tunon, Mr. Rabaut and General Reynolds did not receive an annual equity award because they retired prior to the 2023 annual meeting.
(3)	As of December 31, 2023, our non-employee directors had the following number of RSUs and DSUs outstanding:
Name	RSUs (#)	DSUs (#)
Ms. Altmaier	—	18,317
Mr. Barbour	3,186	—
Mr. Christman	3,186	—
Mr. Everitt	—	33,924
Ms. Haznedar	—	19,209
Mr. Lavin	—	30,695
Mr. Ostojic	3,186	—
General Perna	3,186	—
Mr. Shivram	3,186	—
The number of RSUs and DSUs includes dividend equivalents earned on the unvested awards. Mr. Askren, Mr. Garcia-Tunon, Mr. Rabaut and General Reynolds did not hold any RSUs or DSUs as of December 31, 2023.
Director Compensation Policy
Under our Seventh Amended and Restated Non-Employee Director Compensation Policy, or the Director Compensation Policy, each non-employee director receives:
•
an annual retainer for: (i) Board service, (ii) service as the chair of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees, and (iii) service as a member of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees; and

•	an annual equity award.
For their service as members of our Board, all non-employee directors received:
•
An annual equity award with a grant date fair value of approximately $145,000 payable 100% in RSUs granted under the 2015 Plan (with the number of shares underlying the RSUs based on the closing price of our common stock on the NYSE on the date of grant).

•
An annual retainer of $85,000 payable quarterly in arrears, at the director’s election, either 100% in fully vested common stock granted under the 2015 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), 100% in cash or 50% in fully vested common stock (valued as described above) and 50% in cash.

70	2024 PROXY STATEMENT

•	For service as a member of the following committees, each committee member received an annual cash retainer of:
○	$6,500 for service as a member of the Finance and Nominating and Corporate Governance Committees,
○	$7,500 for service as a member of the Compensation Committee, and
○	$12,000 for service as a member of the Audit Committee.
•	For service as a chair of the following committees, each chair received an annual cash retainer of:
○	$11,500 for service as the chair of our Finance and Nominating and Corporate Governance Committees,
○	$15,000 for service as the chair of our Compensation Committee, and
○	$22,000 for service as the chair of our Audit Committee.
•	The Lead Independent Director received a $25,000 annual cash retainer.
Director Deferred Compensation Plan
We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive DSUs under the Director Deferred Compensation Plan. DSUs received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each DSU represents the right to receive one share of our common stock, or an equivalent amount of cash.

2024 PROXY STATEMENT	[71]

Ratio of CEO Compensation to Median of Employees

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David S. Graziosi, our Chair, President and Chief Executive Officer. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2023, our last completed fiscal year:
•	The median of the annual total compensation of all Allison employees, other than our CEO, was $107,691; and
•	The annual total compensation of our CEO was $10,328,625.
Based on this information, for 2023 the ratio of the annual total compensation of Mr. Graziosi, our Chief
Executive Officer, to the median of the annual total compensation of all employees was 96 to 1.
As permitted under SEC rules, we are using the same median employee for our 2023 pay ratio calculation as we used for our 2022 pay ratio calculation because we did not experience any meaningful changes in our employee population or employee compensation arrangements during 2023 that we reasonably believe would significantly impact our pay ratio disclosure.
We identified our median employee in December 2022. To identify our median employee, as well as the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•	We determined that, as of December 31, 2022, our employee population excluding our CEO consisted of 3,460 individuals, with approximately 90% of these individuals located in the United States.
•
We compared the amount of cash wages, including base salary and hourly and overtime pay, paid to our employees (other than our CEO) from January 1, 2022 to December 31, 2022, as reflected in our payroll records. In making this determination, we annualized the compensation of approximately 566 full-time employees who were hired in 2022 but did not work for us the entire fiscal year.

•
Utilizing the median employee identified in December 2022, we determined our median employee's 2022 annual total compensation in the same manner that we determined the annual total compensation of our NEOs for the Summary Compensation Table.

72	2024 PROXY STATEMENT

Pay Versus Performance

The following tables and charts provide information about the relationship between the compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with the Company’s performance, see “Executive Compensation – Compensation Discussion and Analysis.”
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)	Adjusted EBITDA as a Percent of Net Sales(7)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$10,328,625	$18,801,457	$2,312,882	$3,355,925	$129.88	$151.49	$673	36.5%
2022	$9,201,698	$11,986,411	$2,058,559	$2,319,966	$91.28	$121.99	$531	34.7%
2021	$8,528,568	$5,085,371	$2,103,967	$1,548,849	$78.11	$146.98	$442	35.1%
2020	$1,317,057	($2,804,974)	$1,479,690	$1,077,502	$90.91	$120.68	$299	35.2%
(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Graziosi (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Graziosi, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Graziosi during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Graziosi’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments	Compensation Actually Paid to PEO
2023	$10,328,625	($6,200,095)	$14,672,927	$—	$—	$18,801,457
2022	$9,201,698(c)	($5,719,139)(c)	$8,503,852	$—	$—	$11,986,411
2021	$8,528,568	($4,896,573)	$1,453,376	$—	$—	$5,085,371
2020	$1,317,057	$—	($4,122,031)	$—	$—	($2,804,974)
(a)	The dollar amounts in this column represent the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition or subtraction, as applicable, of the following:
(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)
the change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;

2024 PROXY STATEMENT	[73]

(iv)	for awards granted in prior years that vest in the applicable year, the change as of the vesting date (from the end of the prior fiscal year) in fair value;
(v)
for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value of such awards at the end of the prior fiscal year; and

(vi)
the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. No dividends or other earnings on outstanding stock or option awards were paid prior to vesting.

(c)
These amounts reflect the corrections to the grant date fair values of the stock option awards and the RSUs granted to Mr. Graziosi during 2022, as described in footnote 7 to the Summary Compensation Table.

The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year-End Fair Value of Equity Awards Granted in the Applicable Year	Year-over- Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Change in Fair Value as of the Vesting Date (from the Prior Year- End) of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year	Total Equity Award Adjustments
2023	$8,275,740	$5,967,971	$—	$429,216	$—	$14,672,927
2022	$6,662,493	$1,835,840	$—	$5,519	$—	$8,503,852
2021	$3,136,301	($1,682,925)	$—	$—	$—	$1,453,376
2020	$—	($3,991,488)	$—	($130,543)	$—	($4,122,031)
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Mr. Graziosi, who has served as our CEO since 2018) in the “Total” column of the Summary Compensation Table in each applicable year. Our non-PEO NEOs included the following individuals:

Year	Non-PEO NEOs
2023	Messrs. Bohley, Coll, Scroggins and Ms. van Niekerk
2022	Messrs. Bohley, Coll, Scroggins and Ms. van Niekerk
2021	Messrs. Bohley, Coll and Scroggins, Michael A. Dick and Randall R. Kirk
2020	Messrs. Bohley, Coll, Dick and Kirk

74	2024 PROXY STATEMENT

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to such NEOs as a group (excluding Mr. Graziosi), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group (excluding Mr. Graziosi) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for such NEOs as a group (excluding Mr. Graziosi) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits(b)	Average Pension Benefit Adjustments(c)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,312,882	($755,560)	$1,813,551	$(21,349)	$6,401	$3,355,925
2022	$2,058,559	($688,134)	$940,087	$—	$9,453	$2,319,966
2021	$2,103,967	($656,843)	$89,806	($13,084)	$25,003	$1,548,849
2020	$1,479,690	($583,395)	$266,261	($110,964)	$25,910	$1,077,502
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year-End Fair Value of Equity Awards Granted in the Applicable Year	Year-over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Average Change in Fair Value as of the Vesting Date (from the Prior Year-End) of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year	Total Average Equity Award Adjustments
2023	$1,008,406	$697,751	$—	$119,996	($12,602)	$1,813,551
2022	$785,805	$189,191	$—	$23,709	($58,618)	$940,087
2021	$420,284	($299,192)	$9,616	$15,317	($56,219)	$89,806
2020	$539,468	($235,510)	$—	($37,697)	$—	$266,261
(b)
The amounts included in this column are the amounts reported in the “Change in Pension Value” column of the Summary Compensation Table for each applicable year. Refer to “Executive Compensation – Summary Compensation Table.”

(c)
The total pension benefit adjustments for each applicable year include the actuarially determined present value of the benefit received by each of the Non-PEO NEOs for services rendered by such persons during the applicable year. There were no amendments to any pension plans during any of the covered years.

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

2024 PROXY STATEMENT	[75]

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Donaldson Company, Inc., Graco Inc., Roper Technologies, Inc., Gentex Corporation, Rockwell Automation, Inc. and Sensata Technologies Holding PLC, which was the same peer group utilized in our performance graph included in Part II, Item 5., “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Annual Report on Form 10-K for the year ended December 31, 2023.

(7)
Adjusted EBITDA as a percent of net sales is defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant & equipment and other adjustments as defined by our senior secured credit facility, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital markets transaction costs, divided by net sales. For a reconciliation of Adjusted EBIDTA as a percent of net sales to Net income as a percent of net sales, please see Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of our Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2023.

Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures we used to link executive compensation actually paid to our PEO and Non-PEO NEOs, for the most recently completed fiscal year, to our performance are as follows:
•	Net Sales
•	Adjusted Free Cash Flow
•	Adjusted EBITDA as a Percent of Net Sales
•	Relative TSR (our TSR as compared to the peer group described in section “Executive Compensation – Compensation Discussion and Analysis”)

76	2024 PROXY STATEMENT

The compensation actually paid to Mr. Graziosi in 2020 was negative because he did not receive an equity grant in 2019 or 2020. During 2019 and 2020, his only outstanding and unvested equity award was from 2018 when he assumed the CEO role. For further information, see “Executive Compensation – Compensation Discussion and Analysis – 2018 CEO and CFO Transition and Related Compensation Decisions” in our Proxy Statement for the year ended December 31, 2018. With this exception, the compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs was generally aligned with our cumulative TSR. In 2020 and 2021, there was a decrease in our TSR, and in both years, the compensation actually paid to our PEO and Non-PEO NEOs was less than the total compensation reported in the Summary Compensation Table. In 2022 and 2023, there was an increase in our TSR, and the compensation actually paid was more than the total compensation reported in the Summary Compensation Table. In years our TSR was down, the compensation actually paid was less than the total compensation calculated using the grant date fair values reported in the Summary Compensation Table, and in the years our TSR was up, the compensation actually paid was more than the total compensation calculated using the grant date fair values reported in the Summary Compensation Table.

Compensation Actually Paid vs. Cumulative TSR
PEO
Average for Non-PEO NEOs
TSR
Peer TSR
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
($5,000,000)
$200.00
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
$18,801,457
$151.49
$146.98
$11,986,411
$120.68
$129.88
$121.99
$90.91
$5,085,371
$78.11
$91.28
$3,355,925
$2,319,966
$1,548,849
$1,077,502
2020
2021
2022
2023
($2,804,974)

2024 PROXY STATEMENT	[77]

Compensation Actually Paid and Net income
The compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs was aligned with our Net income over the four-year period. Both the Net income and compensation actually paid increased over the four-year period. While we do not use Net income as a performance measure in our overall executive compensation program, the measure of Net income is correlated with the measure Adjusted EBITDA as a percent of net sales, which we do use when setting goals for the IComp program.

Compensation Actually Paid vs. Net income
PEO
Average for Non-PEO NEOs
Net Income (in millions)
$21,000,000
$16,000,000
$11,000,000
$6,000,000
$1,000,000
($4,000,000)
$700
$600
$500
$400
$300
$200
$100
$0
$299
$442
$531
$673
($2,804,974)
$1,077,502
$5,085,371
$1,548,849
$11,986,411
$2,319,966
$18,801,457
$3,355,925
2020
2021
2022
2023

78	2024 PROXY STATEMENT

Compensation Actually Paid and Adjusted EBITDA as a Percent of Net Sales
We utilize Adjusted EBITDA as a percent of net sales when setting goals in the IComp program. The Adjusted EBITDA as a percent of net sales performance metric for the IComp program is weighted at 30%. The compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs was aligned with our Adjusted EBITDA as a percent of net sales in 2023, as both increased during 2023. The compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs appears to be misaligned with our Adjusted EBITDA as a percent of net sales for 2020, 2021 and 2022; however, achievement against the annual target for the IComp program increased each year. The target Adjusted EBITDA as a percent of net sales was decreased from 36.6% in 2020, to 35.1% in 2021 and 34.02% in 2022 in anticipation of business changes during those years. We experienced increasing costs that impacted our margins during that timeframe, including labor, commodities and freight costs due to the COVID-19 pandemic. Additionally, engineering research and development and capital expenditures increased as we invested in programs to enhance our conventional portfolio and develop a portfolio of electric propulsion solutions, which impacted our margins but positioned us for longer term revenue growth. For further information regarding the IComp program, see “Executive Compensation – Compensation Discussion and Analysis – 2023 Compensation Decisions – Annual Performance-Based Compensation” above.

Compensation Actually Paid vs. Adj EBITDA as % of Net Sales
PEO
Average for Non-PEO NEOs
Adj EBITDA as % of Net Sales
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
($5,000,000)
37.0%
36.5%
36.0%
35.5%
35.0%
34.5%
34.0%
33.5%
35.2%
35.1%
34.7%
36.5%
($2,804,974)
$1,077,502
$5,085,371
$1,548,849
$11,986,411
$2,319,966
$18,801,457
$3,355,925
2020
2021
2022
2023

2024 PROXY STATEMENT	[79]

Stockholder Proposals at 2025 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy card relating to the 2025 annual meeting of stockholders must be received no later than November 29, 2024. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.
Notice of any director nomination or other proposal that a stockholder intends to present at the 2025 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2025 annual meeting of stockholders, must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than January 8, 2025 and not later than 5:00 p.m. Eastern Time on February 7, 2025. The notice also must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2025 annual meeting of stockholders. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2025.
In addition, our Bylaws provide a proxy access right permitting certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years to submit nominations via the Company’s proxy materials for up to 25% of the directors then serving. Notice of proxy access director nominations for the 2025 annual meeting of stockholders must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than October 30, 2024 and not later than November 29, 2024. In addition, the notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that a stockholder intends to present at the 2025 annual meeting of stockholders.
A copy of the Bylaw provisions may be obtained by contacting our Secretary.

80	2024 PROXY STATEMENT

Questions and Answers about the Annual Meeting and Voting

Why did I receive a Notice of Internet Availability of Proxy Materials?
You are receiving proxy materials for the Annual Meeting because you owned shares of Allison common stock at the close of business on March 11, 2024, which is the record date for the Annual Meeting, or the Record Date, and that entitles you to vote at the Annual Meeting.
We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 29, 2024, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to substantially all of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you received a Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 87,611,827 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting. By use of a proxy, you can ensure your shares are voted whether or not you attend the virtual Annual Meeting.
The presence at the Annual Meeting virtually or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or 43,805,914 shares, will constitute a quorum for the transaction of business at the Annual Meeting.
How can I participate in the virtual Annual Meeting?
We will have a virtual-only Annual Meeting in 2024. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/ALSN2024 and enter the 16-digit control number included in your Notice or on your proxy card or voting instruction form. You may log into the meeting platform beginning at 9:45 a.m. Eastern Time on Wednesday, May 8, 2024. The meeting will begin promptly at 10:00 a.m. Eastern Time.
How can I submit questions at the virtual Annual Meeting?
If you wish to submit a question during the Annual Meeting, you may log into www.virtualshareholdermeeting.com/ALSN2024, enter your 16-digit control number and enter a question at the applicable place and click “submit.” We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting. Our meeting rules of conduct will be posted on the Annual Meeting website.
What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?
There are four proposals that stockholders will vote on at the Annual Meeting:
•	Proposal No. 1: To elect ten directors to serve until the 2025 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
•	Proposal No. 3: To approve the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan; and
•	Proposal No. 4: An advisory non-binding vote to approve the compensation paid to our named executive officers.

2024 PROXY STATEMENT	[81]

Our Board recommends that you vote:
•	Proposal No. 1: “FOR” the election of each of the ten directors nominated by our Board to serve until the 2025 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
•	Proposal No. 3: “FOR” the approval of the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan; and
•	Proposal No. 4: “FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.
What does it mean if I receive more than one Notice, proxy card or voting instruction form?
If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included on each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, (formerly known as American Stock Transfer & Trust Company LLC), you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record, unless you previously requested printed copies of our proxy materials. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 7, 2024 by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling, no later than 11:59 p.m., Eastern Time, on May 7, 2024, the toll free number found on the proxy card and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2024 and entering the 16-digit control number included in your Notice or on your proxy card, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

82	2024 PROXY STATEMENT

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 7, 2024 by following the instructions provided in the Notice or the instructions on the voting instruction form if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling, no later than 11:59 p.m., Eastern Time, on May 7, 2024, the toll free number found on the voting instruction form and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided. Properly executed voting instruction forms that are received in time and not subsequently revoked will be voted as instructed on the voting instruction form.

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2024 and entering the 16-digit control number included in your Notice or on your voting instruction form, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

May I change my vote after I have submitted a proxy?
If you are a stockholder of record, you have the power to revoke your proxy at any time by:
•	delivering to our Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting online during the live webcast (attendance without casting a vote online during the Annual Meeting will not, by itself, constitute revocation of a proxy).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting online during the live webcast of the Annual Meeting.
Is my vote confidential?
We maintain the confidentiality of the votes of individual stockholders. Proxy forms and voting instruction forms returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the proxy cards and voting instruction forms. The proxy tabulator will disclose information taken from the proxy cards and voting instruction forms only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or voting instruction form, management may learn how you voted in reviewing your comments.
Who will serve as the proxy tabulator and inspector of election?
A representative from Broadridge Financial Services, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or online during the Annual Meeting. We will report the results in a current report on Form 8-K filed with the SEC.
What vote is required to approve each proposal?
The shares of a stockholder who votes “abstain” on any or all proposals will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the approval of the Allison Transmission Holdings, Inc.

2024 PROXY STATEMENT	[83]

2024 Equity Incentive Award Plan (Proposal No. 3) and the advisory non-binding vote to approve the compensation paid to our named executive officers (Proposal No. 4). If your record holder does not receive instructions from you on how to vote your shares on Proposal No. 1, Proposal No.3 or Proposal No. 4, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present, but they will not be counted in determining the outcome of the vote on Proposal No. 1, Proposal No. 3 or Proposal No. 4.
A proxy that is signed and returned to us will be voted in the manner directed therein. If properly signed and returned, but no such direction is made, any proxy will be voted (i) “FOR” our Board’s ten nominees for director, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024, (iii) “FOR” the approval of the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan, (iv) “FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers and (v) in the discretion of the proxies on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.
Proposal	Vote Required	Impact of Abstentions and Broker Non- Votes, if any
No. 1 To elect ten directors	A nominee for director is elected only if the number of votes cast “FOR” a nominee’s election exceeds the number of “AGAINST” votes cast with respect to the nominee’s election	Abstentions and broker non-votes will not affect the outcome of the vote
No. 2 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024	Approval by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)	Abstentions will not affect the outcome of the vote; brokers can vote in their discretion on this proposal
No. 3 To approve the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan	Approval by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)	Abstentions and broker non-votes will not affect the outcome of the vote
No. 4 An advisory non-binding vote to approve the compensation paid to our named executive officers	Approval by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)	Abstentions and broker non-votes will not affect the outcome of the vote
Who is paying for the cost of this proxy solicitation?
Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.
Is there a list of stockholders entitled to vote at the Annual Meeting?
A list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list at our offices, please contact our Secretary to schedule an appointment.

84	2024 PROXY STATEMENT

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and diminish the environmental impact of our Annual Meeting, a single Notice or a single proxy statement and 2023 Annual Report to Stockholders, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this householding service or would like to receive individual copies of this year’s and/or future proxy materials, please contact our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account to enroll in this householding service or to receive individual copies of this year’s and/or future proxy materials.
Could other matters be decided at the Annual Meeting?
As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.
What is Allison’s Internet address?
Our Internet address is www.allisontransmission.com. You can access this proxy statement, form of proxy card and our 2023 Annual Report to Stockholders in the Investor Relations section of this Internet address. Allison’s filings with the SEC are available free of charge via a link from this Internet address or directly from the SEC’s website at www.sec.gov. Unless expressly indicated otherwise, information contained on, or accessible through, our website is not a part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is a part of this proxy statement. These website addresses are intended to be inactive textual references only.

2024 PROXY STATEMENT	[85]

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.
The information on, or accessible through, our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.
Annual Report on Form 10-K
Stockholders may receive, without charge, a copy of our 2023 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC. Please address requests for a copy of our 2023 Annual Report on Form 10-K to our Secretary at One Allison Way, Indianapolis, Indiana 46222. Our 2023 Annual Report on Form 10-K is also available in the Investor Relations section of our website at ir.allisontransmission.com.

86	2024 PROXY STATEMENT

Appendix A
ALLISON TRANSMISSION HOLDINGS, INC.
2024 EQUITY INCENTIVE AWARD PLAN
ARTICLE 1.

PURPOSE
The purpose of the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Allison Transmission Holdings, Inc., a Delaware corporation (the “Company”), by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. This Plan constitutes an amendment and restatement of the Company’s 2015 Equity Incentive Award Plan (the “2015 Plan”).
ARTICLE 2.

DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan that have been delegated to one or more persons pursuant to Section 11.6, or that the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2 “Amendment Date” shall mean the date on which this Plan, as amended and restated, is approved by the Company’s stockholders.
2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.4 “Applicable Law” shall mean the applicable provisions of the Code, the Securities Act, the Exchange Act and any other federal, state or foreign corporate, securities or tax or other laws, rules, requirements or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded and any other applicable law.
2.5 “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).
2.6 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.7 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.8 “Award Limit” shall mean the limit set forth in Section 4.6.
2.9 “Board” shall mean the Board of Directors of the Company.
2.10 “Change in Control” shall mean and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or Section 2.9(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d) A liquidation or dissolution of the Company.
In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in the Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.11 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.12 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board, appointed as provided in Section 11.1.
2.13 “Common Stock” shall mean the common stock of the Company.
2.14 “Company” shall have the meaning set forth in Article 1.
2.15 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
2.16 “Director” shall mean a member of the Board, as constituted from time to time.
2.17 “Disability” shall mean at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Holder qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Holder has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean the Holder’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Holder or the Holder’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.
2.18 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2.
2.19 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.20 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.
2.21 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.
2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.24 “Expiration Date” shall have the meaning given to such term in Section 12.1(b).
2.25 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a) If the Common Stock is listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market), national market system or automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.26 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.27 “Holder” shall mean an Eligible Individual who has been granted an Award.
2.28 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.29 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.30 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
2.31 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.32 “Option Term” shall have the meaning set forth in Section 5.7.
2.33 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or other incentive award granted under Section 8.1.
2.34 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a) The Performance Criteria that shall be used to establish Performance Goals may include but are not limited to: (i) earnings before interest, taxes, depreciation and amortization; (ii) operating earnings; (iii) net earnings; (iv) income; (v) earnings before interest and taxes; (vi) total shareholder return; (vii) return on the Company’s assets; (viii) earnings or earnings per share; (ix) revenue; (x) share price performance; (xi) return on invested capital; (xii) operating income; (xiii) pre- or post-tax income; (xiv) net income; (xv) economic value added; (xvi) profit margins; (xvii) cash flow; (xviii) improvement in or attainment of expense or capital expenditure levels; (xix) improvement in or attainment of working capital levels; (xx) return on equity; (xxi) debt reduction; (xxii) gross profit; (xxiii) market share; (xxiv) cost reductions; (xxv) workforce satisfaction and diversity goals; (xxvi) workplace health and safety goals; (xxvii) product quality goals; (xxviii) employee retention; (xxix) customer satisfaction; (xxx) customer retention; or (xxxi) completion of key projects and strategic plan development and/or implementation, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(b) The Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges or other non-cash charges; (xviii) items relating to litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xx) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.
2.35 “Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.
2.36 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.
2.37 “Performance Stock Unit” shall mean a Performance Award awarded under Section 8.1 which is denominated in units of value including dollar value of shares of Common Stock.
2.38 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account Applicable Law.
2.39 “Plan” shall have the meaning set forth in Article 1.
2.40 “Restricted Stock” shall mean Common Stock awarded under Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.41 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 7.
2.42 “Securities Act” shall mean the Securities Act of 1933, as amended.
2.43 “Shares” shall mean shares of Common Stock.
2.44 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 9.
2.45 “Stock Appreciation Right Term” shall have the meaning set forth in Section 9.4.
2.46 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 8.3.
2.47 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.48 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.49 “Termination of Service” shall mean:
(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.
(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.
(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.

SHARES SUBJECT TO THE PLAN
3.1 Number of Shares.
(a) Subject to adjustment as provided in Section 3.1(b) and Section 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards granted under the Plan on or after the Amendment Date is equal to the sum of (i) 3,850,000 and (ii) the number of Shares subject to outstanding Awards granted from the Plan or the 2011 Plan (as defined below) prior to the Amendment Date that become available for issuance under the Plan on or after the Amendment Date pursuant to Section 3.1(b).
(b) If any Shares subject to an Award or award outstanding under the Company's 2011 Equity Incentive Award Plan as of immediately prior to the Amendment Date (a “2011 Plan Award”) are forfeited or expire, are converted to shares of another Person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award or 2011 Plan Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 6.4 at the same price paid by the Holder), the Shares subject to such Award or 2011 Plan Award shall, to the extent of such forfeiture, expiration or cash settlement, become or again be available for future grants of Awards under the Plan.

Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to a stock-settled Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 6.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c) To the extent permitted by Applicable Law, Substitute Awards shall not reduce the Shares authorized for grant under the Plan.
3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
ARTICLE 4.

GRANTING OF AWARDS
4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2 Award Agreement. Unless otherwise determined by the Administrator, each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4 At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Award Agreement shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
4.6 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000. The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.
ARTICLE 5.

GRANTING OF OPTIONS
5.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
5.2 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
5.3 Option Vesting.
(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary or any other criteria, including Performance Goals or Performance Criteria, selected by the Administrator. At any time after grant of an Option, except as limited by the Plan, the Administrator may, in its sole discretion, and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.
(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Award Agreement or by action of the Administrator before or after the grant of the Option.
5.4 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.5 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c) In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d) Full payment of the exercise price and applicable withholding taxes for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.
5.6 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
5.7 Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term.
5.8 Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the Automatic Exercise Date. In the discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 5.8 shall not apply to an Option if the Holder of such Option experiences a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 5.8.
5.9 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. Notwithstanding the foregoing, neither the Company nor the Administrator will be liable to a Holder, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.
5.10 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.
ARTICLE 6.

AWARD OF RESTRICTED STOCK
6.1 Award of Restricted Stock.
(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
6.2 Rights as Stockholders. Subject to Section 6.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 6.3. In addition, dividends which are paid on outstanding shares of Restricted Stock shall not be paid to the Holder of such Restricted Stock unless and until the shares of Restricted Stock to which such dividends relate vests.
6.3 Restrictions. All shares of Restricted Stock (including any Shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, Performance Goals or Performance Criteria selected by the Administrator, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Award Agreement. Unless determined otherwise by the Administrator, Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
6.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, (i) if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration, and (ii) if a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the

Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Award Agreement.
6.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in its sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.
6.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE 7.

AWARD OF RESTRICTED STOCK UNITS
7.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
7.2 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
7.3 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.
7.4 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and which date shall be subject to compliance with Section 409A of the Code. On the maturity date, the Company shall, subject to Section 10.4, transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.
7.5 No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

ARTICLE 8.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS
8.1 Performance Awards. The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units and other Awards determined in the Administrator’s discretion from time to time, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to the attainment of Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator. Performance Awards, including Performance Stock Unit awards, may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.
8.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, no Dividend Equivalent will be paid to a Holder unless and until the Award to which such Dividend Equivalent relates vests.
8.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may be made for any reason, including in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
8.4 Term. The term of a Performance Award, Dividend Equivalent award and/or Stock Payment award shall be set by the Administrator in its sole discretion.
8.5 Purchase Price. The Administrator may establish the purchase price of a Performance Award or shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
ARTICLE 9.

AWARD OF STOCK APPRECIATION RIGHTS
9.1 Grant of Stock Appreciation Rights.
(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Unless otherwise determined by the Administrator, and except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 9.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
9.2 Stock Appreciation Right Vesting.
(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.
(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right, the portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.
9.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;
(c) In the event that the Stock Appreciation Right shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and
(d) Full payment of the exercise price (if any) and applicable withholding taxes for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 10.1 and 10.2.
9.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise a vested Stock Appreciation Right, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 9.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 12.1(b), any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
9.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 9 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
9.6 Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the discretion of the Administrator, the Company or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 9.6 shall not apply to a Stock Appreciation Right if the Holder of such Stock Appreciation Right experiences a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 9.6.
ARTICLE 10.

ADDITIONAL TERMS OF AWARDS
10.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) any other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
10.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, withhold, or allow a Holder to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). Except as determined otherwise by the Administrator, the number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates (or such other rate up to the applicable maximum statutory withholding rate as may be determined by the Company or, with respect to any person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, the Administrator, after considering any accounting consequences or costs) for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
10.3 Transferability of Awards.
(a) Except as otherwise provided in Section 10.3(b) and 10.3(c):
(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and
(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.
(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee without the consent of the Administrator other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.
(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

10.4 Conditions to Issuance of Shares.
(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares issuable pursuant to any Award or the exercise thereof, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with Applicable Law.
(b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation Rule 10D-1 of the Exchange Act and any rules or regulations promulgated thereunder, as set forth in such claw-back policy and/or in the applicable Award Agreement.
ARTICLE 11.

ADMINISTRATION
11.1 Administrator. The Compensation Committee of the Board (or another committee or a subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, to the extent necessary to comply with Rule 16b-3 of the Exchange Act, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing, the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.
11.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.5 or Section 12.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b-3 of the Exchange Act or any successor rule or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
11.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
11.4 Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a) Designate Eligible Individuals to receive Awards;
(b) Determine the type or types of Awards to be granted to Eligible Individuals;
(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any Performance Goals or Performance Criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g) Decide all other matters that must be determined in connection with an Award;
(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;
(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and
(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2(d).
11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan and any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
11.6 Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate any or all of its powers under the Plan to a committee of one or more members of the Board, one or more officers of the Company, or one or more non-officer employees of the Company. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.
11.7 Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.
ARTICLE 12.

MISCELLANEOUS PROVISIONS
12.1 Term, Amendment, Suspension or Termination of the Plan.
(a) The Plan, as amended and restated, shall become effective as of the Amendment Date. In the event that the Company’s stockholders do not approve this Plan, the 2015 Plan will continue as in effect immediately prior to the date the Board approved this Plan.
(b) Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2, increase the limit imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan or amend or modify the Plan in a manner requiring stockholder approval under Applicable Law. Except as provided in Sections 10.5 and 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the date this Plan, as amended and restated, is approved by the Board (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.
12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and
(v) To provide that the Award cannot vest, be exercised or become payable after such event.
(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 12.2(a) or 12.2(b), the Administrator shall equitably adjust each outstanding Award, which adjustments may include adjustments to the number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, the grant of new Awards to participants, and/or the making of a cash payment to participants, as the Administrator deems appropriate to reflect such Equity Restructuring. The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company; provided that whether an adjustment is equitable shall be determined in the discretion of the Administrator.
(d) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award upon the Change in Control, such Award shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such Award shall lapse as of immediately prior to the consummation of such Change in Control. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.
(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f) No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate

Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(g) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(h) No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.
(i) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.
12.3 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date this Plan, as amended and restated is approved by the Board.
12.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.
12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
12.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
12.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
12.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
12.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.
12.11 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
12.12 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.
12.13 Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
12.14 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
12.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
* * * * *

Allison Transmission

One Allison Way
Indianapolis, IN 46222-3271
317-242-5000
allisontranmission.com

Allison Transmission

ALLISON TRANSMISSION HOLDINGS, INC.
ONE ALLISON WAY
INDIANAPOLIS, IN 46222

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALSN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34155-P01176 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLISON TRANSMISSION HOLDINGS, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Judy L. Altmaier	☐	☐	☐
1b. D. Scott Barbour	☐	☐	☐
1c. Philip J. Christman	☐	☐	☐
1d. David C. Everitt	☐	☐	☐
1e. David S. Graziosi	☐	☐	☐
1f. Carolann I. Haznedar	☐	☐	☐
1g. Richard P. Lavin	☐	☐	☐
1h. Sasha Ostojic	☐	☐	☐
1i. Gustave F. Perna	☐	☐	☐
1j. Krishna Shivram	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.	☐	☐	☐
3. To approve the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan.	☐	☐	☐
4. An advisory non-binding vote to approve the compensation paid to our named executive officers.	☐	☐	☐

NOTE: If any other business properly comes before the 2024 Annual Meeting, or any adjournments or postponements thereof, the persons named as proxies intend to vote the shares represented by your proxy in their discretion on such business.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report to Stockholders and Notice & Proxy Statement are available at www.proxyvote.com

V34156-P01176

ALLISON TRANSMISSION HOLDINGS, INC.
Annual Meeting of Stockholders
May 8, 2024 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 8, 2024, at www.virtualshareholdermeeting.com/ALSN2024 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees listed on the reverse side for election to the Board of Directors, "FOR" Proposals 2, 3 and 4 and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side